                                                                   EXHIBIT 10.19

                          ASSET PURCHASE AGREEMENT


                      ================================


                          ASSET PURCHASE AGREEMENT

                                   between

                      PERSONNEL GROUP OF AMERICA, INC.
                                     and
                               STAFFPLUS, INC.

                                     and

                         JUDITH FOX COMPANIES, INC.,
                             FOX TECHNICAL, INC.
                                     and
                    JUDITH FOX TRAINING FOR GROWTH, L.C.

                                     and

                                 JUDITH FOX




                          Dated as of May 10, 1996




                      ================================

                               TABLE OF CONTENTS


                                                                                                                      Page

                                                        ARTICLE I
                                                       DEFINITIONS

         1.1      Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE II
                                             SALE AND PURCHASE OF THE ASSETS

         2.1      Sale and Purchase of the Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2      Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3      Purchase Price and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4      Employment; Noncompetition Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5      Apportionments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.6      Purchase Price Allocation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.7      No Assumed Liabilities Except as Stated   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.8      Procedures for Assets Not Transferable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.9      Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.10     Post-Closing Payment and Setoffs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                                       ARTICLE III
                                              REPRESENTATIONS AND WARRANTIES

         3.1      Representations and Warranties of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.1.      Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.2.      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.3.      No Violation; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  3.1.4.      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  3.1.5.      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  3.1.6.      Governmental Authorizations; Compliance with Laws . . . . . . . . . . . . . . . . . . .  11
                  3.1.7.      Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  3.1.8.      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  3.1.9.      No Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  3.1.10.     Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  3.1.11.     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  3.1.12.     Fixed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  3.1.13.     Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  3.1.14.     Assumed Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  3.1.15.     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                  3.1.16.         Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  3.1.17.         Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  3.1.18.         Assets Sufficient for Conduct of Business . . . . . . . . . . . . . . . . . . . . .  15
                  3.1.19.         Accuracy of Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  3.1.20.         Brokers; Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.2      Representations and Warranties of Buyer and PGA   . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  3.2.1.          Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  3.2.2.          Authorization; Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  3.2.3.          No Violation; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                        ARTICLE IV
                                                    CERTAIN COVENANTS

         4.1      Access and Information; Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.2      Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.3      Change of Corporate Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.4      Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.5      Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.6      Lien Search   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE V
                                                   CONDITIONS PRECEDENT

         5.1      Conditions to Obligation of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  5.1.1.          Representations; Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  5.1.2.          Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  5.1.3.          Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  5.1.4.          No Proceeding or Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  5.1.5.          No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  5.1.6.          Purchased Assets and Documents Delivered  . . . . . . . . . . . . . . . . . . . . .  19
                  5.1.7.          HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                  5.1.8.          Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.2      Conditions to Obligation of Sellers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                  5.2.1.          Representations; Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                  5.2.2.          Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                  5.2.3.          No Proceeding or Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                  5.2.4.          Purchase Price and Documents Delivered  . . . . . . . . . . . . . . . . . . . . . .  21
                  5.2.5.          HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                        ARTICLE VI
                                                     INDEMNIFICATION

         6.1      Indemnification by Sellers and Fox.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2      Indemnification by Buyer and PGA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3      Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.4      Procedure for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                  6.4.1.          Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                  6.4.2.          Direct Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                  6.4.3.          Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.5      Adjustment of Closing Balance Sheet   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                       ARTICLE VII
                                                      MISCELLANEOUS

         7.1      Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2      Default by Buyer or PGA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.3      Default by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.4      Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.5      Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.6      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.7      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.8      Assignment; Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.9      Amendment and Modification; Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.10     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.11     Further Assurances; Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.12     Tax and Financial Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.13     Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.14     Entire Agreement; Counterparts; Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.15     Post-Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         Exhibits
         A        Form of Bill of Sale
         B        Form of Contract Assignment
         C        Form of Employment and Noncompetition Agreement
         D        Form of Noncompetition Agreement
         E        Form of Unsecured Promissory Note
         F        Form of LeClair Ryan Opinion
         G        Form of Robinson, Bradshaw & Hinson Opinion

         Schedules

         2.1      Assumed Contracts
         2.2      Excluded Assets
         2.7      Other Liabilities Assumed by Buyer
         3.1.1    Charter Documents
         3.1.3    Sellers' Consents
         3.1.4    Insurance
         3.1.5    Litigation
         3.1.6    Licenses and Permits
         3.1.12   Fixed Assets
         3.1.13   Proprietary Rights
         3.1.15   Benefit Plans
         3.1.17   Customer Contracts
         3.2.3    Buyer's Consents

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT dated as of May 10, 1996, is by and among the following:

         PERSONNEL GROUP OF AMERICA, INC., a Delaware corporation ("PGA"), and STAFFPLUS, INC., a Delaware corporation (the "BUYER");

         JUDITH FOX COMPANIES, INC., a Virginia corporation, FOX TECHNICAL, INC., a Virginia corporation, and JUDITH FOX TRAINING FOR GROWTH, L.C., a Virginia limited liability company (each, a "SELLER" and collectively, the "SELLERS"); and

         JUDITH FOX, an individual resident of Keswick, Virginia and the sole owner of each of the corporate Sellers and a principal owner of the limited liability company Seller ("FOX").


                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the covenants made herein and of the mutual benefits to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. The following terms as used in this Agreement shall have the following meanings:

         "Affiliate": with reference to a Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement": this Agreement, all Exhibits and Schedules hereto, and all amendments made hereto and thereto by written agreement between the parties.

         "Assumed Contracts": those Contracts set forth on Schedule 2.1 attached hereto.

         "Benefit Plans":  the meaning specified in SECTION 3.1.15.

         "Bill of Sale":  the meaning specified in SECTION 2.1.

         "Business": the staffing, training and related businesses conducted by Sellers as of and prior to the Closing Date.

         "Business Day": a day other than a Saturday, Sunday or day on which commercial banks in Charlotte, North Carolina are generally closed for business.

         "Buyer":  the meaning specified in the introductory paragraph.

         "Charter Documents":  the meaning specified in SECTION 3.1.1.

         "Closing" and "Closing Date":  the meanings specified in SECTION 2.9.

         "Closing Balance Sheet":  the meaning specified in SECTION 5.1.8.

         "Code":  the Internal Revenue Code of 1986, as amended.

         "Consent":  the meaning specified in SECTION 3.1.3.

         "Contract Assignment":  the meaning specified in SECTION 2.1.

         "Contracts": includes all contracts, licenses or agreements, whether written or oral, to which any Seller is a party or shall become a party prior to the Closing Date (other than this Agreement and the agreements executed pursuant hereto or contemplated hereby), including without limitation all supply and customer contracts; work and purchase orders; employment and consultancy contracts; contracts with shareholders; Intercompany Contracts; labor union contracts; contracts, plans and arrangements regarding any pension, retirement, deferred compensation, profit-sharing, incentive compensation, bonus, stock purchase, stock option, welfare, hospitalization or insurance plan or arrangement or any vacation pay or severance pay or any other employee benefit arrangement for its officers, employees, consultants or agents; equipment, capital and real property leases; all commitments and arrangements pursuant to which any Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its assets or its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business); all indentures, credit agreements, loan agreements, notes, mortgages, security agreements and agreements for financing; all powers of attorney and agency agreements with any Person pursuant to which such Person is granted the authority to act for or on behalf of any Seller; and all property, casualty and other forms of insurance, excluding, however, such oral contracts and arrangements which may be terminated at will by any Seller without liability arising from such termination and which termination would not have an adverse effect on the Business.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended.

         "Employment Agreement": the meaning specified in SECTION 2.4.

         "Environmental Claim": any claim, suit, proceeding or investigation by any governmental authority or other Person alleging the violation, whether alleged or actual, by any Seller of any Environmental Law or the liability, whether fixed or contingent, actual or alleged, of any Seller pursuant to the provisions of any Environmental Law with respect to any act or omission of such Seller, or with respect to any condition existing, on or prior to the Closing Date.

         "Environmental Law": any and all federal, state and local laws or regulations, codes, orders, decrees, judgments, injunctions, notices or demand letters issued, promulgated, approved or entered under any of the foregoing, in each case limited to those laws and other regulations that exist on the date hereof, relating to pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminates, chemicals or industrial, toxic or hazardous substances or wastes, and specifically including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Section Section 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq..

         "Excluded Assets":  the meaning specified in SECTION 2.2.

         "Excluded Liabilities": the meaning specified in SECTION 2.7.

         "Financial Statements": the reviewed income statements, balance sheets and statements of cash flows of Judith Fox Companies, Inc. as of December 31, 1995 and 1994 and for each of the years then ended, the internally-prepared income statements and balance sheets of Fox Technical, Inc. as of the same dates and for the same periods, the internally-prepared income statements and balance sheets of Judith Fox Training For Growth, L.C. as of December 31, 1995 and for the year then ended and the internally prepared income statements and balance sheets of each of the Sellers as of March 31, 1996 and for the fiscal quarter then ended.

         "Fox": the meaning specified in the introductory paragraph.

         "HSR Act": the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

         "Income Tax" or "Income Taxes": means all federal, state or local income taxes (inclusive of any and all interest and penalties thereon) imposed on Sellers or Fox with respect to the assets or operations of Sellers and which are based in whole or in part upon income, but does not include any Taxes.

         "Intellectual Property": means all trademarks, service marks, trade dress, logos, trade names and corporate names of Sellers' and all goodwill associated therewith (including without limitation the use of Sellers' current corporate names and trade names and all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including without limitation ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software (including without limitation data, data bases, systems and related documentation); patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; other proprietary rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including without limitation the items set forth on
Schedule 3.1.13 attached hereto (but subject in any event to SECTION 7.16 hereof).

         "Intercompany Contracts": means all agreements, contracts and licenses between any Seller and any of its Affiliates (including any other Seller or its Affiliates).

         "Intercompany Receivables": the entire amount (including principal and accrued interest) of indebtedness owed to any Seller by any of its Affiliates (including any other Seller or its Affiliates).

         "Lien:" with respect to any asset, any lien, security interest, claim, encumbrance, option, lease (or sublease), conditional sales agreement, title retention agreement, charge, easement or encroachment thereon.

         "Limitation Date":  the meaning specified in SECTION 7.4.

         "Noncompetition Agreement":  the meaning specified in SECTION 2.4.

         "Person": an individual, firm, partnership, association, unincorporated organization, trust, corporation, or any other entity.

         "PGA":  the meaning specified in the introductory paragraph.

         "Proprietary Rights": means all of the Intellectual Property owned by, issued to or licensed to any Seller which is used in the Business, along with all income, royalties, damages and payments due or payable at Closing or thereafter (including without limitation damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world.

         "Purchased Assets":  the meaning specified in SECTION 2.1.

         "Purchase Price":  the meaning specified in SECTION 2.3.

         "Real Property": the four office locations leased by Sellers in Richmond and Charlottesville, Virginia and New York, New York for the conduct of the Business prior to the Closing and one storage facility leased by Sellers in Richmond, Virginia, which constitute all of the real property owned, leased or otherwise used by Sellers in the Business.

         "Real Property Leases": all leases and lease arrangements regarding the Sellers' leases of any of the Real Property.

         "Seller" or "Sellers": the meaning specified in the introductory paragraph.

         "Tax" or "Taxes": federal, state, municipal, local or foreign taxes, assessments, additions to tax, deficiencies, duties, fees and other governmental charges or impositions of each and every kind, whether measured by properties, assets, wages, payroll, withholding, purchases, value added, payments, sales, use, business, capital stock or surplus income, and including without limitation all business, occupation, franchise, excise, stamp, leasing, lease, rent, transfer, severance and employment, income withholding and Social Security taxes, real and personal property, sales, use and other taxes, including interest, penalties and additions in connection therewith, arising from or in connection with the Business prior to the Closing Date, but in all cases excluding Income Taxes.

         1.2 Interpretation. The following provisions shall govern the interpretation of this Agreement:

                 (a) "Herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, Exhibit or Schedule.

                 (b) Headings or captions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                 (c) Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Persons and vice versa.

                 (d) The calculation of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement excludes the date which is the reference day in calculating such period.

                 (e) Performance on holidays is not required hereunder. Whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.


                                   ARTICLE II

                        SALE AND PURCHASE OF THE ASSETS

         2.1 Sale and Purchase of the Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Sellers, all of the assets, properties, goodwill and rights of Sellers used in the Business as a going concern of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Sellers (such purchased assets being hereinafter sometimes collectively called the "PURCHASED ASSETS"), including without limitation:

                 (a) all of Sellers' cash and cash equivalents, but only to the extent that (i) the book value of Sellers' total assets as shown on the Closing Balance Sheet is less than $1,925,000 and then only to the extent of such deficiency and (ii) Sellers elect to include such cash in lieu of any reduction in the payment otherwise due under SECTION 2.3(A);

                 (b) all of Sellers' right, title and interest in and to all of the Assumed Contracts (but only to the extent consents to the assignment thereof can be obtained);

                 (c)      all inventories and supplies;

                 (d) all accounts receivable, checks, negotiable instruments and chattel paper payable to or, with respect to bearer instruments, in the Sellers' possession;

                 (e)      all furniture, fixtures, equipment and machinery;

                 (f) all leasehold interests and Sellers' interest in all improvements thereon;

                 (g) all books and records, files and operating data relating to the Purchased Assets (but excluding the corporate, income tax and accounting records and books of Sellers);

                 (h) all of Sellers' right, title and interest in and to their Proprietary Rights and Intellectual Property (subject to SECTION 7.16) and to all other licenses and governmental authorizations (but only to the extent consents to the assignment thereof can be obtained);

                 (i) all of Sellers' telephone numbers and telephone directory listings and advertisements;

                 (j) all claims, causes of actions, and suits which any Seller has or may have against third parties in connection with the Purchased Assets; and

                 (k)      the Business of Sellers as a going concern;

and excluding only the Excluded Assets (as defined in SECTION 2.2 below). Sellers shall convey to Buyer good and marketable title to the Purchased Assets, free and clear of all Liens, which conveyance shall be made pursuant to a bill of sale substantially in the form of Exhibit A attached hereto (the "BILL OF SALE"), an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the "CONTRACT ASSIGNMENT"), and the other instruments of conveyance to be delivered pursuant to this Agreement.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include any of the following (collectively, the "EXCLUDED ASSETS"):

                 (a) cash and cash equivalents of Sellers as of the Closing Date, except for cash and cash equivalents necessary to satisfy any total assets deficiency as specified in SECTION 2.1(A) if Sellers have elected to include such cash to cover any such deficiency;

                 (b)      all Contracts which are not Assumed Contracts;

                 (c) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Sellers;

                 (d) any rights of Sellers under this Agreement or under any other agreement between Sellers on the one hand and Buyer or PGA on the other hand entered into on or after the date of this Agreement;

                 (e) the rights to any of Sellers' claims for any federal, state, local or foreign Income Tax refunds or carry backs;

                 (f)      any Intercompany Contracts or Intercompany
         Receivables;

                 (g)      the assets listed in Schedule 2.2 attached hereto; and

                 (h) all rights relating to and interests in the "On the Job" radio program (subject to the conditions set forth in SECTION 7.16).

         2.3 Purchase Price and Payment. The purchase price to be paid by Buyer for the Purchased Assets shall be Eighteen Million Five Hundred Thousand Dollars ($18,500,000) (the "PURCHASE PRICE"), payable to Sellers as follows:

                 (a) the sum of $17,500,000 (subject to adjustment as provided in SECTION 5.1.8) shall be payable at Closing in cash by wire transfer in immediately available funds to an account or accounts designated by Sellers; and

                 (b) the sum of $1,000,000 shall be payable 90 calendar days after Closing (without interest) in cash by wire transfer in immediately available funds to an account or accounts designated by Sellers (such obligation to be evidenced by one or more unsecured promissory notes to be executed by Buyer and PGA and delivered to Sellers at Closing in the form of Exhibit E, and subject to the terms and conditions of this Agreement).

         2.4     Employment; Noncompetition Agreements.

                 (a) Sue Durnwirth shall simultaneously with the execution of this Agreement enter into an Employment and Noncompetition Agreement with Buyer or Buyer's designated Affiliate (the "EMPLOYMENT AGREEMENT"), with a term to commence as of the Closing Date and substantially in the form of Exhibit C attached hereto.

                 (b) Fox shall enter into a Noncompetition Agreement dated the Closing Date in favor of Buyer, PGA and their Affiliates (the "NONCOMPETITION AGREEMENT") substantially in the form of Exhibit D attached hereto.

         2.5     Apportionments.

                 (a) Sales, use and transfer taxes, if any, imposed by law in connection with the sale of the Purchased Assets shall be borne and paid by Sellers. Ad valorem property and business license taxes pertaining to the Purchased Assets shall be apportioned between the parties as of the date of Closing. In respect of any payments made by or to either party, whether before or after Closing, appropriate remittances shall be made promptly to assure that such items are apportioned as of the date of Closing. Buyer shall not be obligated to pay Seller's income and capital gain taxes allocable to the sale.

                 (b) At or immediately prior to Closing, Buyer and Sellers shall notify all persons providing electric, gas, water, telephone or other utility services to the Real Property or any part thereof to transfer such services and billing therefor to Buyer, effective at Closing, and to issue a final bill to Sellers for such utility service. Buyer shall refund to Sellers any payments previously made by Sellers for utility services furnished or to be furnished after Closing.

                 (c) Each party hereto shall be entitled to avail itself of any exemption from the payment of any taxes or fees which it may enjoy.

         2.6 Purchase Price Allocation. The Purchase Price, as adjusted pursuant hereto, shall be allocated among the Purchased Assets and the Noncompetition Agreement in accordance with a schedule to be delivered by Sellers on or before May 15, 1996 and subject to Buyer's reasonable approval (which shall include allocations of $100,000 to the Noncompetition Agreement and at least $1,200,000 to Judith Fox Training for Growth L.C.). The allocation set forth in such schedule shall be intended to comply with the requirements of
Section 1060 of the Code. Fox, Sellers and Buyer agree to file all income tax returns or reports, including without limitation IRS form 8594, for their respective taxable years in which the Closing occurs to reflect the allocation described in such schedule and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Tax or Income Tax or in any judicial proceeding.

         2.7 No Assumed Liabilities Except as Stated. Except for (a) the performance and payment of Sellers' obligations under the Assumed Contracts after the Closing (but only to the extent such obligations are not the result of a breach or default by any Seller under any such Contract prior to Closing) and (b) trade accounts payable, normal operating accruals (including accruals for payroll and payroll tax withholding), and other liabilities specifically set forth on Schedule 2.7 of the Sellers up to but not in excess of $330,000 in the aggregate as of the Closing Date (such amount to be increased to reflect any inclusion of cash in the Purchased Assets under SECTION 2.1(A), the excess, if any, of Purchased Assets over $1,925,000 or a reduction in the payment otherwise due under SECTION 2.3(A) to account for any liabilities in excess of $330,000 assumed by Buyer and reflected on the Closing Balance Sheet), Buyer (and PGA) shall not assume or otherwise be or become liable for any debts, liabilities or obligations of Sellers or pertaining to the Sellers' ownership or operation prior to the Closing Date of the Business or any of the Purchased Assets, whether now asserted or unasserted, known or unknown, fixed or contingent (except as aforesaid, collectively, the "EXCLUDED LIABILITIES").
Fox and Sellers agree to satisfy all Excluded Liabilities whether known at Closing or thereafter determined, as and when due and Fox and Sellers shall indemnify and hold Buyer and PGA harmless therefor as provided in ARTICLE VI hereof.

         2.8 Procedures for Assets Not Transferable. If any of the Assumed Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other party or parties, Sellers shall use all reasonable efforts to obtain such consents prior to and after the Closing Date and shall notify the Buyer on or prior to the Closing Date of any consents not so obtained. If any such consent for one or more of the Assumed Contracts (other than those identified with the notation "Consent to assignment is required but such consent has been waived as a condition to Buyer's and PGA's obligation to close" on Schedule 2.1) cannot be obtained prior to Closing, Buyer either may (i) waive such requirement as a condition to closing, and in such event, this Agreement, and the related instruments of transfer shall not constitute an assignment or transfer thereof and the Buyer shall not assume the Sellers' obligations with respect thereto or (ii), if one or more of such contracts is, individually or in the aggregate, material to the Business, terminate this Agreement pursuant to SECTION 7.1(B). Following the Closing, Sellers shall use all reasonable efforts to obtain any consents not previously obtained as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights.

         2.9 Closing. The closing of the sale and purchase of the Purchased Assets (the "CLOSING") will take place at the offices of LeClair Ryan, A Professional Corporation, 707 E. Main Street, Richmond, Virginia 23219, at or before 11:00 a.m. on May 20, 1996, or at such other place, time and date as the parties may agree upon in writing (the "CLOSING DATE").

         2.10 Post-Closing Payment and Setoffs. Part or all of the payment described in SECTION 2.3(B) may be offset by Buyer against any claims for indemnity by Buyer or PGA pursuant to ARTICLE VI hereof, provided that notice of the nature and amount of such indemnity claim offsets shall be delivered in writing to Sellers at the time such payment is due. Nothing herein shall limit the rights of Sellers or Fox to contest the validity of such indemnity claims or any rights under ARTICLE VI. The Buyer also may offset against such payment the amount of any accounts receivable reflected on the Closing Balance Sheet that have not been collected as of the date such payment is due, provided that such uncollected accounts receivable shall be transferred to the Sellers. Finally, Buyer may offset against such payment an amount equal to any post-Closing adjustments to the Closing Balance Sheet in favor of the Buyer, subject to the procedures of SECTION 6.5.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Sellers and Fox. Sellers and Fox (jointly and severally as to each such Person) hereby represent and warrant to Buyer and PGA as follows:

                 3.1.1. Existence. Each Seller is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of Virginia and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted. Each Seller has delivered to Buyer or PGA true and complete copies of its charter and bylaws or other organizational documents, each as amended to date (collectively, the "CHARTER DOCUMENTS"). Fox is the sole shareholder or owner of each corporate Seller and Fox and members of her family are the sole owners of Judith Fox Training For Growth, L.C. Each Seller is duly qualified to do business and in good standing as a foreign corporation or limited liability company in the states set forth on Schedule 3.1.1 attached hereto. No Seller presently owns, directly or indirectly, any shares of capital stock of or other equity interest in any corporation, partnership or other entity.

                 3.1.2. Authorization; Enforceability. Each Seller has full corporate or other power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Sellers have been duly authorized by all requisite corporate action. This Agreement is the legal, valid and binding obligation of each Seller and Fox, as the case may be, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

                 3.1.3.   No Violation; Consents.   Neither the execution,
delivery and performance by each Seller and Fox of their obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) under, or result in the creation or imposition of any lien on the assets of any Seller or Fox pursuant to, any indenture, mortgage, deed of trust, lease, note, or other agreement or instrument to which any Seller or Fox is a party, the Charter Documents, or, to the best knowledge of Sellers and Fox, under any order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over any Seller, Fox or their properties, or any provision of law. Except for any required filing under the HSR Act and as otherwise set forth on Schedule 3.1.3 attached hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any governmental authority or other Person (each, a "CONSENT") is required to be obtained by any Seller or Fox in connection with the execution and delivery of this Agreement by Sellers and Fox or the consummation of the transactions contemplated herein other than those Consents, individually or in the aggregate, that if not obtained would not be likely to have a material adverse effect on the Purchased Assets or the Business.

                 3.1.4. Insurance. Schedule 3.1.4 attached hereto accurately lists all policies of insurance covering the assets and operations of Sellers as of the date hereof and as of the Closing Date, and a copy of each such policy has been delivered to Buyer or PGA. No written notice of termination of any such policy has been received by any Seller or its Affiliates. Each Seller currently has paid up insurance, including without limitation employee health and accident insurance, and environmental, property, general liability, product liability and worker's compensation insurance as described on Schedule 3.1.4.

                 3.1.5. Litigation. Except as set forth on Schedule 3.1.5 attached hereto, there are no actions, suits, labor disputes or other litigation, proceedings or governmental investigations pending or, to the knowledge of any Seller and Fox, threatened against or affecting any Seller or any of the properties or businesses thereof, or relating to the transactions contemplated by this Agreement. No Seller is subject to any order, judgment, decree, stipulation, or consent of or with any court, governmental body or agency.

                 3.1.6. Governmental Authorizations; Compliance with Laws. Each Seller holds the licenses and permits described on Schedule 3.1.6 attached hereto, and no other licenses, certificates, permits, franchises and rights, federal, state, local and foreign, are necessary for the lawful operation of the Business. To the best knowledge of each of the Sellers and Fox, each Seller is in compliance with all laws applicable to the operation of the Business and the ownership of its assets. No Seller has received written notice that it is in violation of or in default under (a) any governmental licenses, franchises, permits, approvals and other governmental authorizations which are necessary to entitle such Seller to own or lease, operate and use its assets and properties and to conduct the Business as now conducted; (b) any judgment, order or decree of any court or administrative agency applicable to it; or (c) any law, rule or regulation applicable to it.

                 3.1.7. Tax Matters. Each Seller and Fox has timely filed or will timely file all tax returns and reports required to be filed for any period ending on or before the Closing Date, or if applicable, any period that includes the Closing Date, and have properly calculated and have timely paid or will timely pay or cause to be paid all Income Taxes and Taxes due to any taxing authority with respect to all such periods. No Seller has received written notice that the Internal Revenue Service or any other taxing authority has asserted against such Seller any deficiency or claim for additional Taxes or Income Taxes in connection therewith. No Seller has been granted or has given any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or filing of, any Tax or Income Tax. All deposits required by law to be made by any Seller with respect to employees' withholding taxes have been made. There are no tax liens on any assets of any Seller, except liens for Taxes not yet due. There are no claims pending against any Seller for past due Taxes or Income Taxes, and neither Sellers nor Fox know of any such threatened claim or the basis for any such claim. There are not now any matters under discussion with any federal, state, local or other authority with respect to any additional Taxes or Income Taxes relating to any Seller.

                 3.1.8. Financial Statements. Sellers have delivered to Buyer or PGA copies of the Financial Statements. The Financial Statements present fairly the financial position of each Seller with respect to, and the assets of, the Business and the results of the operation of the Business and changes in financial position with respect to the Business as of and for the periods indicated in conformity with consistently applied accounting practices during the periods, and the Financial Statements make full and adequate disclosure of and provision for all obligations and liabilities of Sellers related to the Business as of the date thereof.

                 3.1.9. No Adverse Change. Since December 31, 1995, there has not been (a) any material adverse change in the financial condition, financial statements, business, properties, assets, or results of operations of the Business, (b) any material loss or damage (whether or not covered by insurance) to any of the Purchased Assets, which materially affects or impairs the ability of any Seller to conduct the Business, or any other event or condition of any character which has materially and adversely affected the Business, (c) any mortgage or pledge of any of the Purchased Assets, (d) any indebtedness incurred by any Seller relating to, or taking as security any interest whatsoever in, the Purchased Assets, (e) any contract or other transaction entered into by any Seller relating to, or otherwise affecting in any way, the Business or the operation thereof, other than in the ordinary course of business, (f) any sale or transfer of the Purchased Assets or any cancellation of any debts or claims of any Seller, except in the ordinary course of business, (g) any waiver by any Seller of any rights which have any material value, (h) (1) any increase in the rate or terms of compensation payable to the Sellers' employees, except increases occurring in accordance with Sellers's customary practices or (2) any modifications in employee benefits to the Business' employees, or (i) any loss or termination of any customer contracts representing billings in excess of $500,000 during the 12-month period prior to loss or termination.

                 3.1.10. Title to Properties. Each Seller has good and marketable title to, is the lawful owner of, and has the full right to sell, convey, transfer, assign and deliver the Purchased Assets owned by it free and clear of any Liens. At and as of the Closing, Sellers will convey the Purchased Assets to Buyer and Buyer will have, good and valid record and marketable title to all of the Purchased Assets, free and clear of all Liens.

                 3.1.11. Accounts Receivable. All of the Sellers' accounts, notes and other receivables comprising a portion of the Purchased Assets represent valid and bona fide claims and were acquired or arose in the ordinary course of business.

                 3.1.12. Fixed Assets. Schedule 3.1.12 attached hereto sets forth a complete and accurate list of all of the equipment and other fixed assets constituting Purchased Assets, other than items acquired by Sellers in the ordinary course of business from the date hereof through the Closing Date (and Sellers will identify in writing to the Buyer, prior to the Closing, each item so acquired which has a market value or book value of $1,000 or more).
All of such assets have been well maintained and are in normal operating condition (with the exception of normal wear and tear), free from defects other than such minor defects as do not interfere with the continued use thereof in the conduct of normal operations.

                 3.1.13. Proprietary Rights. Schedule 3.1.13 attached hereto is an accurate and complete list of all of Sellers' Proprietary Rights. All Proprietary Rights for Intellectual Property are owned by Sellers free and clear of all Liens or have been duly licensed for use by Sellers. None of the Intellectual Property has been or is the subject of any pending adverse claim, or to the knowledge of Sellers and Fox, any threatened litigation or claim of infringement. To the best knowledge of Sellers and Fox, the Sellers' conduct of the Business does not infringe any trademark, trade name, copyright or patent of another, and no Seller has received any notice contesting its right to use any trademark, trade name, product, process, design, computer program or written work now used by it in connection with the Business or the operation thereof. No Seller has granted any license in respect of any Intellectual Property or made any commitment to pay any royalty or license in respect of any Intellectual Property.

                 3.1.14.  Assumed Contracts.   Sellers have delivered to Buyer
true and correct copies of each Assumed Contract.  Each Assumed Contract is
(a), to the best knowledge of each of the Sellers and Fox, valid, binding and in full force and effect, (b) no Seller is in default under any Assumed Contract nor does there exist any condition or event which after notice, lapse of time or both would constitute a default by such Seller under any Assumed Contract, (c) to the knowledge of Sellers and Fox, no other party to any Assumed Contract is in default, or alleged to be in default, under any such Contract, (d) to the knowledge of Sellers and Fox, there does not exist any condition or event which, after notice, lapse of time or both, would constitute a default by any other party to any Assumed Contract, (e) no Seller has received notice of the election of any party to any Assumed Contract to cancel, terminate or not to renew such contract whether in accordance with the terms of any Assumed Contract or otherwise, (f) except as set forth on Schedule 3.1.3, none of the Assumed Contracts requires the consent of the other party thereto for the assignment of such Contract to Buyer, and (g) the Assumed Contracts include all of the Contracts between the Sellers and their customers and all other Contracts that are material to the operation of the Business.

                 3.1.15.  Employee Benefit Plans.  (a) Except as set forth on
Schedule 3.1.15 attached hereto, no Seller is a party to, maintains or is required to make any payment or other contribution under, any employment contract, noncompete agreement, or employee benefit plan or arrangement, whether oral or written, qualified or non-qualified, including without limitation any pension or welfare plan, withdrawal, termination, severance or lay-off plan or arrangement, bonus plan, stock option plan, health or life insurance plan, policy or benefit, vacation or sick leave policy or any other agreement or arrangement providing for remuneration or benefits to employees or former employees of such Seller (each a "BENEFIT PLAN"). All Benefit Plans comply in form and in operation with all applicable requirements of law and regulation. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan governed by ERISA and maintained by any Seller or to which any Seller has been a party. A true and correct copy of the annual report (as described in Section 103 of ERISA) most recently filed for each Benefit Plan governed by ERISA and listed in Schedule 3.1.15 has been supplied to Buyer or PGA by Sellers, and there have been no material changes in the financial condition in such plans from that stated in the annual reports supplied.

         (b) No employee of any Seller currently participates in any multiemployer plan, and no person reasonably expects to participate in such a plan, in either case, on account of his or her employment with a Seller, nor does any Seller have any liability or contingent liability to any multiemployer plan.

                 3.1.16. Environmental Matters. (a) The operation of the Business does not violate any applicable Environmental Law in effect as of the date hereof or on the Closing Date and, to the knowledge of Sellers and Fox, no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) no Seller has stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at the Real Property, except for inventories of chemicals which are to be used in the ordinary course of business of a Seller (which inventories have been stored or used in accordance with all applicable environmental permits and all Environmental Laws); (c) neither any Seller nor any of its Affiliates has received any notice from any governmental authority or private entity advising it that the Real Property or the operation thereof are in violation of any Environmental Law or any applicable environmental permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath the Real Property or at, on or beneath any other real property or in connection with any waste or contamination site; (d) neither the Business nor the operation thereof nor, to the best knowledge of each of the Sellers and Fox, the Real Property are the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of Environmental Laws; and (e) no Seller has buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or toxic wastes, substances or materials on, beneath or about the Real Property or any other real property. Each Seller has timely filed all reports required to be filed with respect to the Real Property and has generated and maintained all required data, documentation and records under any applicable Environmental Laws with respect thereto.

                 3.1.17. Customers. Schedule 3.1.17 attached hereto summarizes each customer contract representing billings by any Seller in excess of $500,000 in the 12 months ended March 31, 1996. No Seller has received any notice from any of such customers to the effect that such customers' contract is being terminated or is being considered for termination or nonrenewal.

                 3.1.18. Assets Sufficient for Conduct of Business. The Purchased Assets constitute all of the assets and properties required for the operation of the Business as it is presently operated by Sellers.

                 3.1.19. Accuracy of Statements. Neither this Agreement (including the exhibits and schedules attached hereto) nor any statement, list, certificate or other information furnished or to be furnished by or on behalf of Sellers to Buyer or PGA in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact regarding Sellers, the Purchased Assets or the operation of the Business or omits or will omit to state a material fact necessary to make the statements regarding Sellers, the Purchased Assets or the operation of the Business contained herein or therein, in light of the circumstances in which they are made, not misleading.

                 3.1.20. Brokers; Finders. Sellers have not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against Buyer or PGA for any brokerage or finder's commission, fee or similar compensation. Sellers and Fox shall be and shall remain solely liable for all fees and expenses payable to any such broker or finder and will indemnify Buyer and PGA regarding same.

         3.2 Representations and Warranties of Buyer and PGA. Buyer and PGA (jointly and severally as to each such Person) represents and warrants to Sellers as follows:

                 3.2.1. Corporate Existence. Each of Buyer and PGA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Each of Buyer and PGA has full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein.

                 3.2.2. Authorization; Enforceability. The execution, delivery and performance of this Agreement by each of Buyer and PGA and the consummation of the transactions contemplated herein have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of Buyer and PGA and constitutes the valid, legal and binding obligation of each of Buyer and PGA, as the case may be, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

                 3.2.3. No Violation; Consents. Neither the execution, delivery and performance by each of Buyer and PGA of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, violate or result in a breach of any of the terms or provisions of, or constitute a default (with the passage of time or giving of notice or both) under, or result in the creation or imposition of any lien on the assets of Buyer or PGA pursuant to, any indenture, mortgage, deed of trust, lease, note, or other agreement or instrument to which Buyer or PGA is a party, the certificate of incorporation or bylaws of Buyer or PGA, any order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Buyer, PGA or their properties, or under any provision of law. Except for any required filing under the HSR Act and as otherwise set forth on Schedule 3.2.3 attached hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any governmental authority or other Person is required to be obtained by Buyer or PGA in connection with the execution and delivery of this Agreement by Buyer or PGA or the consummation of the transactions contemplated herein.

                                   ARTICLE IV

                               CERTAIN COVENANTS

         4.1 Access and Information; Confidentiality. (a) From the date hereof until the Closing Date, each Seller will give to Buyer, PGA and their representatives (upon reasonable advance notice and during normal business hours) reasonable access to its properties, books, records, contracts and commitments and will furnish all such information and documents relating to its properties and business as Buyer or PGA may reasonably request, and Buyer and PGA will furnish to each Seller and its representatives all such information and documents relating to Buyer and PGA as each Seller may reasonably request; provided, that no such access shall include or involve the presence on or any contact with Sellers' business premises by Buyer, PGA or any of their representatives or any meetings or any form of contact between Buyer, PGA or their representatives and any employee of any Seller without the prior and specific written consent of Fox (other than Rod Devlin, Sue Durnwirth and Karen Wimbish as required to conduct due diligence and after notifying Fox in each instance).

         (b) At all times prior to the Closing Date, Buyer and PGA agree to treat as strictly confidential, and to cause their employees and agents to protect the confidentiality of all proprietary and confidential information received from each Seller or any other source pursuant to this SECTION 4.1, this Agreement or otherwise, using the same care and procedures used to protect Buyer's and PGA's own proprietary and confidential information, and agree not to disclose, and to cause their employees and agents not to disclose, such proprietary and confidential information to any other persons except as may be reasonably necessary in connection with the transactions contemplated herein or except to the extent (i) such information is or becomes publicly available or obtainable from independent, nonconfidential sources and not in breach of Buyer's or PGA's obligations hereunder or any other party's confidentiality obligations owed to Sellers, (ii) such information is required to be disclosed by law or by governmental authorities having jurisdiction over Buyer or PGA, or
(iii) disclosure is necessary for Buyer or PGA to enforce any or all of its rights under this Agreement.

         (c) At all times prior to the Closing Date, Buyer and PGA further agree not to contact or attempt to contact any of Sellers' clients as disclosed to Buyer or PGA pursuant to the Schedules to this Agreement without the prior written consent of Fox.

         4.2 Conduct of Business. Except as otherwise contemplated by the terms of this Agreement, from the date hereof until the Closing, the Sellers will: (a) not enter into any Contract relating to the Business unless such Contract involves an aggregate financial obligation on the part of Sellers of $50,000 or less or is terminable upon not more than 30 days' prior notice; (b) conduct the Business only in the ordinary course and in substantially the same manner as heretofore; (c) maintain and keep their properties and equipment in good repair, working order and condition, except for ordinary wear and tear;
(d) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained; (e) perform their obligations under all Contracts; (f) use reasonable efforts consistent with their normal business practices to maintain and preserve their business organizations, retain their present employees and maintain their relationships with suppliers and customers; (g) maintain their books of account and records in the usual and regular manner; (h) comply with all laws and regulations applicable to them and to the conduct of their Business; (i) except to the extent of any Excluded Assets, not make any distribution, dividend or advance to any Affiliate without the prior written consent of Buyer; (j) use reasonable efforts to maintain and protect their Proprietary Rights; and (k) not make any change in any Benefit Plan or compensation to any officers, directors or employees or adopt any new Benefit Plan without the prior written consent of Buyer.

         4.3 Change of Corporate Name. On the Closing Date or as soon as practicable thereafter, Sellers shall either be dissolved or change their corporate names to new names which do not include the term or the acronym or abbreviation or any variations, translations or combinations thereof or similar names and otherwise is not likely to be confused with their present names so as to make Sellers' present names available to Buyer. From and after the Closing, neither Sellers nor Fox shall use the term or the acronym or abbreviation or any variations, translations or combinations thereof or similar names in connection with any business.

         4.4 Filings. Buyer and Sellers will make or cause to be made all such filings and submissions under applicable laws and regulations as may be required for the consummation of the transactions contemplated hereunder, including without limitation any filings required under the HSR Act. Buyer and Sellers will cooperate and coordinate with one another in connection with any such filings or submissions.

         4.5 Employees. (a) Buyer and Sellers agree that on the Closing Date the employees of Sellers shall cease to be employees of Sellers and, except for those employees subject to written employment agreements expressly assigned to and assumed by Buyer pursuant to this Agreement and except as otherwise determined by Buyer in its sole discretion, shall be offered employment by Buyer or an Affiliate of Buyer on an employment at will basis.
If Buyer does not offer employment to any of Sellers' employees as of the Closing Date, or if any of the employees do not accept Buyer's offer of employment, Sellers and Fox hereby agree to indemnify Buyer and PGA from and against any claim by such employees for termination or severance payments, benefits or other such actions and all other costs or liabilities associated with the termination of such employees on the Closing Date (it being the intent of the parties that Sellers and Fox shall not be liable for indemnification or otherwise for actions taken by Buyer or PGA with respect to such employees after the effective time of the Closing).

         (b) The parties acknowledge and agree that it is the intention of the parties that all contracts of noncompetition between Sellers and their employees shall be transferred to or assumed by Buyer as a result of the transactions described herein and that such contracts shall constitute Assumed Contracts hereunder.

         (c) Sellers shall, if requested by Buyer, assign to Buyer Sellers' unemployment insurance and worker's compensation experience ratings and take such steps as Buyer shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to Sellers and is otherwise not prejudicial to Sellers.

         (d) Unless prohibited by law, Sellers shall make available to Buyer all personnel records, including without limitation names, Social Security numbers, dates of hire by Sellers or any subsidiary of Sellers, dates of birth, number of hours worked each calendar year, and salary histories, for all Sellers' employees hired by Buyer or PGA. Sellers and Buyer shall also cooperate, both before and after the Closing Date, in exchanging information including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of Sellers' employees who become employees of Buyer at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of Sellers and any plans established by Buyer, so as to secure an orderly and effective transition of the benefit arrangements for such employees of Sellers and their respective beneficiaries and dependents.

         (e) Employee Benefits. Buyer will provide to all of Sellers' employees who are hired by Buyer those benefits generally offered to other similarly situated employees of Buyer, and will give effect to such employees' tenure of service with Sellers for determining eligibility and waiting period requirements under Buyer's benefit plans.

         4.6 Lien Search. Prior to Closing, the Sellers at their expense shall obtain and deliver Uniform Commercial Code and tax lien search results covering the Purchased Assets from each jurisdiction in which Purchased Assets are located. The searches shall be accurate as of a date not earlier than 10 days prior to the Closing Date.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligation of Buyer. The obligation of Buyer under this Agreement to purchase the Purchased Assets and to consummate the other transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer in its sole discretion:

                 5.1.1. Representations; Performance. The representations and warranties of Sellers and Fox contained herein shall be true in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement. Sellers shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Sellers shall have delivered to Buyer and PGA a certificate, dated the Closing Date and signed by the Chief Executive Officer or President of each Seller, to the effect set forth above in this SECTION 5.1.1.

                 5.1.2. Opinion of Counsel. Buyer and PGA shall have received a favorable opinion, addressed to Buyer and PGA and dated the Closing Date, of LeClair Ryan, A Professional Corporation, counsel to each Seller, in the form and substance of Exhibit F attached hereto.

                 5.1.3. Consents. All Consents required to be obtained by Seller to consummate the transactions contemplated herein and all consents to the assignment of the Assumed Contracts pursuant to and to the extent required by SECTION 2.8 shall have been obtained, other than any Consents the acquisition of which has been temporarily waived by Buyer.

                 5.1.4. No Proceeding or Litigation. No claim, action, suit, arbitration, investigation or other formal proceeding shall be pending or threatened on or before the Closing which (a) seeks to (i) enjoin, restrain or prohibit the transactions contemplated herein, (ii) impose limitations on the ability of Buyer to exercise full rights of ownership of the Purchased Assets or (iii) require the divestiture by Buyer or its Affiliates of any of the Purchased Assets or any other assets of Buyer or its Affiliates by reason of this Agreement, or
(b) could have a material adverse effect on the Purchased Assets or the use thereof or the transactions contemplated herein.

                 5.1.5. No Material Adverse Change. There shall have occurred no material adverse change in the financial condition or prospects of the Business.

                 5.1.6. Purchased Assets and Documents Delivered. Buyer shall have received at the Closing the following documents required to be delivered to Buyer by the Sellers or Fox as provided herein:

                 (a)      the Bill of Sale;

                 (b)      the Contract Assignment;

                 (c)      the Employment Agreement;

                 (d)      the Noncompetition Agreement;

                 (e) corporate certificates of good standing for each Seller issued by the Secretaries of State and Departments of Revenue (or similar applicable offices) of each jurisdiction where each Seller is organized and qualified to do business;

                 (f) a certificate of the secretary of each Seller, certifying and attaching copies of the Charter Documents, the resolutions of the directors and shareholders or other owners of each Seller approving the execution and delivery by each Seller of this Agreement and the consummation of the transactions contemplated hereby, and the incumbency of the officers of each Seller executing this Agreement and all other agreements and instruments to be executed and delivered by each Seller in connection herewith; and

                 (g) such other documents, certificates and items reasonably requested by Buyer or PGA to consummate the transactions contemplated hereby and effect the transfer of the Purchased Assets as provided herein.

                 5.1.7. HSR Act Filings. All filings required by any Person under the HSR Act with respect to the transfer of the Purchased Assets shall have been made, all applicable waiting periods with respect thereto shall have expired or been terminated and no action shall have been taken or threatened by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the transactions contemplated under this Agreement.

                 5.1.8. Closing Balance Sheet. Prior to Closing, the Sellers shall have delivered a pro forma balance sheet (the "CLOSING BALANCE SHEET"), dated as of the Business Day immediately preceding the Closing Date and in form and detail comparable to the balance sheets included in the Financial Statements, showing Sellers best reasonable estimates of all Purchased Assets (excluding any Excluded Assets) and all liabilities (excluding any Excluded Liabilities) of the Sellers on a consolidated basis as of such date. If the assets (including any cash in an amount equal to any total asset deficiency as described in SECTION 2.1(A)) shown on the Closing Balance Sheet less the liabilities to be assumed by Buyer pursuant to SECTION 2.7(B) shown thereon shall be less than $1,595,000, then the payment described in SECTION 2.3(A) shall be decreased, on a dollar-for-dollar basis, by the amount of such deficiency. If such net amount exceeds $1,595,000, then Sellers shall be allowed to retain and not transfer to Buyer accounts receivable in an amount equal to such excess. The parties shall finalize the Closing Balance Sheet after Closing in the manner described in
SECTION 6.5.

         5.2 Conditions to Obligation of Sellers. The obligations of Sellers under this Agreement to sell the Purchased Assets and to consummate the other transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Sellers in their sole discretion:

                 5.2.1. Representations; Performance. The representations and warranties of Buyer and PGA contained herein hereof shall be true on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement. Buyer and PGA shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Each of Buyer and PGA shall have delivered to Sellers a certificate, dated the Closing Date and signed by the Chief Executive Officer or President of Buyer and PGA, to the effect set forth above in this SECTION 5.2.1.

                 5.2.2. Opinion of Counsel. Sellers shall have received a favorable opinion, addressed to Sellers and dated the Closing Date, of Robinson, Bradshaw & Hinson, P.A., counsel to Buyer and PGA, in the form of Exhibit G attached hereto.

                 5.2.3. No Proceeding or Litigation. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect and no actions by any public or governmental authority seeking any such injunction or order shall be pending as of the Closing Date that restrains or prohibits the purchase and sale of the Purchased Assets or any other action to be taken in connection herewith.

                 5.2.4. Purchase Price and Documents Delivered. Sellers shall have received at the Closing the payment required under SECTION 2.3(A), and the following documents required to be delivered to Sellers at the Closing as provided herein:

                 (a)      the Employment Agreement;

                 (b)      the Noncompetition Agreement;

                 (c)      the Bill of Sale;

                 (d)      the Contract Assignment;

                 (e)      the promissory note or notes;

                 (f) a corporate certificate of good standing for each of Buyer and PGA issued by the Delaware Secretary of State; and

                 (g) a certificate of the secretary of each of Buyer and PGA, certifying and attaching copies of its certificate of incorporation and bylaws, the resolutions of the directors of Buyer and PGA approving the execution and delivery by Buyer and PGA of this Agreement and the consummation of the transactions contemplated hereby, and the incumbency of the officers of Buyer and PGA executing this Agreement and all other agreements and instruments to be executed and delivered by Buyer or PGA in connection herewith.

                 5.2.5. HSR Act Filings. All filings required by any Person under the HSR Act with respect to the transfer of the Purchased Assets shall have been made, all applicable waiting periods with respect thereto shall have expired or been terminated and no action shall have been taken or threatened by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the transactions contemplated under this Agreement.

                                   ARTICLE VI

                                INDEMNIFICATION

         6.1 Indemnification by Sellers and Fox. Sellers and Fox (jointly and severally as to each such Person) agree to indemnify and hold harmless Buyer, PGA and their shareholders, officers and directors, Affiliates, agents and employees from and against and in respect of any and all damages, losses or expenses suffered or incurred by any such party (whether as a result of third party claims (whether valid or not), demands, suits, causes of action, proceedings, investigations, judgments or liabilities or otherwise), including reasonable attorneys' fees assessed, incurred or sustained by or against any of them, with respect to or arising out of (i) any breach of the representations, warranties and covenants of Sellers and Fox set forth herein and in any other agreement or instrument executed by Sellers or Fox in connection herewith, or
(ii) the Excluded Liabilities, in all cases subject to each of the terms, conditions and limitations set forth in this ARTICLE VI hereof.

         6.2 Indemnification by Buyer and PGA. Buyer and PGA (jointly and severally as to each such Person)) agree to indemnify, defend and hold harmless Sellers, Fox and the Sellers' officers, directors, employees, Affiliates and agents from and against and in respect of any and all damages, losses or expenses suffered or incurred by any such party (whether as a result of third party claims, (whether valid or not), demand, suits, causes of action, proceedings, investigations, judgments or liabilities or otherwise), including reasonable attorneys' fees assessed or incurred or sustained by or against any of them, with respect to or arising out of (i) any breach of the representations, warranties and covenants of Buyer and PGA set forth herein and in any other agreement or instrument executed by Buyer or PGA in connection herewith, (ii) any liability, claim, action or loss arising from actions of Buyer or PGA or Buyer's operation of the Business after the Closing, including without limitation any post-Closing actions of Buyer or PGA pursuant to the Assumed Contracts and the other liabilities expressly assumed by Buyer pursuant to SECTION 2.7(B) and (iii) any liability, claim, action or loss arising from the Business or the Purchased Assets after the Closing that does not relate to or arise from any act or omission of the Sellers or Fox prior to the Closing.

         6.3 Limitations. Notwithstanding anything contained herein to the contrary, no person shall be entitled to indemnification under the provisions of this ARTICLE VI (i) unless such party shall have given written notice to the indemnifying party setting forth its claim for indemnification in reasonable detail, on or prior to the close of business on the Limitation Date, and (ii) unless and until the aggregate amount of all claims for indemnification under
SECTION 6.1 or SECTION 6.2, as applicable, shall have exceeded $50,000, in which event the indemnified person shall be entitled to such indemnification only for all claims in excess of that aggregate amount (except that any indemnity obligation arising from a breach of SECTION 3.1.20 shall not be subject to the limitation of this subsection (ii) nor shall such limitation apply to adjustments relating to accounts receivable described in SECTION 2.10 or the Closing Balance Sheet adjustments described in SECTION 6.5); provided, that none of the Sellers and Judith Fox or the Buyer and PGA shall be required to make any indemnification payments hereunder after the total of all indemnification payments made by either the Sellers and Judith Fox or the Buyer and PGA, respectively, equals 65% of the Purchase Price.

         6.4     Procedure for Indemnification.

                          6.4.1.  Third Party Claims.  If any Person shall
claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the "indemnitee") shall promptly notify the party from whom indemnification is sought (the "indemnitor") in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the indemnitee to so notify the indemnitor shall not relieve the indemnitor of any indemnification obligation hereunder unless the indemnitor shall have been materially prejudiced thereby. If any claim of indemnification is brought hereunder, the indemnitor shall assume the defense thereof, including the employment of counsel and the payment of all expenses. The indemnitee shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the indemnitee in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such indemnitee, except that the indemnitor shall be required to pay such fees and expenses if (1) the indemnitor agrees to pay such fees and expenses, (2) the indemnitor shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of the indemnitee, to employ counsel satisfactory to the indemnitee in any such action or proceeding, or (c) the named parties to any such action or proceeding (including any impleaded parties) include both the indemnitor and the indemnitee, and the indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnitor. The indemnitee shall fully cooperate with the indemnitor and its counsel in the defense or compromise of such claim or demand, provided that all reasonable out-of-pocket expenses incurred by indemnitee shall be paid by indemnitor. No settlement of a third party claim or demand defended by the indemnitee shall be made without the written consent of the indemnitor. The indemnitor shall not, except with the written consent of the indemnitee, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnitee of an unconditional release from all liability in respect of such third party claim or demand.

                          6.4.2.  Direct Claims.  If either party shall claim
indemnification hereunder for any claim other than third party claims, the indemnitee shall promptly notify the indemnitor in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. The indemnitor shall give written notice of any disagreement with such claim within fifteen (15) days following receipt of indemnitee's notice of the claim, specifying in reasonable detail the nature and extent of such disagreement. If the indemnitor and indemnitee are unable to resolve any disagreement within thirty (30) days following receipt by the indemnitee of the notice referred to in the preceding sentence, the disagreement shall be submitted for resolution to an independent person (the "arbitrator") mutually agreed by the indemnitor and indemnitee. If the indemnitor and indemnitee cannot agree on a single arbitrator, then the disagreement shall be submitted to a panel of three arbitrators, one selected by the indemnitor, one by the indemnitee and one by the two arbitrators so selected. The arbitrator(s)' determination shall be made within thirty (30) days of the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to indemnitor and the indemnitee and shall be final, binding and conclusive. Judgment upon the decision rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof and may include the award of attorneys' fees and other costs to the extent provided by this Article. The Person who prevails in the resolution of such disagreement shall pay the fees and expenses of the arbitrator(s); and if one Person does not prevail on all issues, the fees and expenses shall be apportioned in such manner as the arbitrator(s) shall determine. Any amount owing by any Person as a result of this SECTION 6.4.2 shall be paid within two (2) business days after final determination of such amount.

                          6.4.3.  Interest.  Interest shall accrue on the
unpaid amount of all indemnification obligations hereunder at the per annum prime rate of interest announced from time to time by NationsBank, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by Fox and Buyer) as its prime rate of interest, as in effect from time to time, such interest to be calculated based on the actual number of days elapsed from the date each indemnification obligation becomes due and owing until paid in full and based on a 365-day year.

         6.5 Adjustment of Closing Balance Sheet. Within 30 days following the Closing, the Buyer shall prepare a final Closing Balance Sheet reflecting the actual Purchased Assets and assumed liabilities as of the Closing. If the final Closing Balance Sheet differs from the initial Closing Balance Sheet, the parties shall make the same purchase price adjustments described in SECTION 5.1.8 to the extent of such differences. Such adjustments shall increase or decrease the amount of the payment described in SECTION 2.3(B), provided that in no event shall total payments by Buyer or PGA pursuant to SECTION 2.3 exceed $18,500,000. If there is any dispute regarding the final Closing Balance Sheet, the disputing party shall promptly notify the other parties in writing of the basis for such dispute. If the parties are unable to resolve the dispute within fifteen (15) days following receipt of the dispute notice referred to in the preceding sentence, the dispute shall be submitted for resolution to an independent arbitrator mutually agreed by the parties. If the parties cannot agree on a single arbitrator, then the dispute shall be submitted to a panel of three arbitrators, one selected by each party and one by the two arbitrators so selected. The arbitrator(s)' determination shall be made within thirty (30) days of the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to the parties and shall be final, binding and conclusive. Judgment upon the decision rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof and may include the award of attorneys' fees and other costs to the extent provided by this Section. The Person who is prevailed against in the resolution of such dispute shall pay the fees and expenses of the arbitrator(s); and if one Person does not prevail on all issues, the fees and expenses shall be apportioned in such manner as the arbitrator(s) shall determine. If such a dispute is ongoing at the time the payment pursuant to
SECTION 2.3(B) becomes due, then any disputed amounts shall be paid into an escrow account to be disbursed according to the decision of the arbitrator(s). Any other amount owing by any Person as a result of this SECTION 6.5 shall be paid within two (2) Business Days after final determination of such amount. To the extent not inconsistent with the express terms of this section, any arbitration proceeding shall be conducted pursuant to the rules of the American Arbitration Association.

                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a)     by mutual written consent of Buyer, PGA, Sellers and Fox; or

         (b) by Buyer by written notice to Sellers and Fox if and as permitted under SECTION 2.8 or if any of the conditions set forth in SECTION
5.1 hereof shall not have been fulfilled in all material aspects on or prior to the Closing Date, or shall have become incapable of fulfillment in all material respects, and shall not have been waived by Buyer; or

         (c) by Sellers and Fox by written notice to Buyer and PGA if any of the conditions set forth in SECTION 5.2 hereof shall not have been fulfilled in all material aspects on or prior to the Closing Date, or shall have become incapable of fulfillment in all material aspects, and shall not have been waived by Sellers and Fox; or

         (d) by Sellers and Fox or Buyer and PGA if the Closing has not occurred on or before June 15, 1996, provided that such terminating party shall not be in material breach of its obligations under this Agreement.

         If this Agreement is terminated in accordance with the foregoing provisions, all further obligations of the parties hereunder shall terminate, except that the obligations contained in SECTION 4.1(B) shall survive.

         7.2 Default by Buyer or PGA. In the event that (a) this Agreement is terminated by Sellers and Fox pursuant to SECTION 7.1(C) or (D) by reason of the wilful failure of Buyer or PGA to satisfy one or more of the conditions set forth in SECTION 5.2 and (b) all of the conditions set forth in SECTION 5.1 have been satisfied, then Buyer and PGA shall be liable to Sellers and Fox for all loss, damage or expense incurred by Sellers and Fox as a result of Buyer's or PGA's wilful default.

         7.3 Default by Sellers. In the event that (a) this Agreement is terminated by Buyer or PGA pursuant to SECTION 7.1(B) or (D) by reason of the wilful failure of any Seller or Fox to satisfy one or more of the conditions set forth in SECTION 5.1 and (b) all of the conditions set forth in SECTION 5.2 have been satisfied, then Sellers and Fox shall be liable to Buyer and PGA for all loss, damage or expense incurred by Buyer and PGA as a result of such Seller's or Fox's wilful default.

         7.4 Survival of Representations and Warranties. The indemnities contained in ARTICLE VI and all representations and warranties of the parties as set forth in this Agreement shall survive the Closing until the second anniversary of the Closing Date (the "LIMITATION DATE"), provided that the representations and warranties of Sellers and Fox set forth in SECTIONS 3.1.7 (Tax Matters), SECTION 3.1.10 (Title to Properties) and 3.1.16 (Environmental Matters) shall survive the Closing for a period of thirty (30) days following the expiration of any applicable statute of limitations, and accordingly, as used with respect to the representations and warranties of Sellers and Fox set forth in SECTIONS 3.1.7, 3.1.10 and 3.1.16 hereof, the Limitation Date shall mean the thirtieth (30th) day following the expiration of the applicable statute of limitations.

         7.5 Bulk Sales Law. Buyer hereby waives compliance by Sellers with the provisions of any applicable bulk sales law, or other law for the protection of creditors. Fox and Sellers shall indemnify, defend and hold harmless Buyer in accordance with ARTICLE VI hereof from any liability, claim, loss or expense (including reasonable attorney's fees) arising from any noncompliance with such laws; provided, however that nothing in this section shall relieve the Buyer and PGA for liabilities arising from the Assumed Contracts or other liabilities expressly assumed hereunder.

         7.6 Expenses. Except as otherwise provided herein, Sellers and Fox shall assume and bear all expenses, costs and fees incurred or assumed by Sellers and Fox in the preparation and execution of this Agreement and compliance herewith, and Buyer and PGA shall assume and bear all expenses, costs and fees incurred or assumed by Buyer and PGA in the preparation and the execution of this Agreement and compliance herewith, in each case whether or not the purchase and sale provided for herein shall be consummated.

         7.7 Public Announcements. Sellers and Fox shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in any form with respect to this Agreement or the transactions contemplated herein without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, (a) Sellers and Fox may confidentially notify Sellers' employees of the transactions contemplated by this Agreement upon the parties' execution hereof and (b) Buyer and PGA, upon the parties' execution of this Agreement, may make any disclosure required by law.

         7.8 Assignment; Successors. This Agreement shall not be assigned by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement is intended for the exclusive benefit of the parties hereto and their respective heirs, successors and permitted assigns, and shall not create any rights in or be enforceable by any other Person whomsoever other than any Person entitled to indemnification from Sellers and Fox on the one hand or Buyer and PGA on the other hand pursuant to ARTICLE VI hereof, it being the intention of the parties that no one shall be deemed to be a third party beneficiary of this Agreement. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties.

         7.9 Amendment and Modification; Waivers. This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by both parties. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         7.10 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard shall be validly given, made or served, if in writing and delivered personally or sent by telecopier, telex, nationally recognized overnight courier or registered or certified mail, postage prepaid, to the following address:

         If to Sellers or Fox:             4098 Wood Lane
                                           Keswick, Virginia 22947
                                           Facsimile Number: _______________

                 With a copy to:           LeClair Ryan
                                           707 E. Main Street, 11th Floor
                                           Richmond, Virginia 23219
                                           ATTENTION:  Steven J. Keeler
                                           Facsimile Number: (804) 783-2294

             If to Buyer or PGA:           6302 Fairview Road, Suite 201
                                           Charlotte, North Carolina 28210
                                           ATTENTION: Edward P. Drudge, Jr.
                                           Facsimile Number: (704) 442-5138

                 With a copy to:           Robinson, Bradshaw & Hinson, P.A.
                                           101 N. Tryon Street, Suite 1900
                                           Charlotte, North Carolina 28246
                                           ATTENTION: Ken R. Bramlett, Jr.
                                           Facsimile Number: (704) 378-4000

or in each case at such other address as may be specified in writing, but no such change shall be deemed to have been given until it is actually received by the parties sought to be charged with its contents. All notices and other communications given hereunder shall be effective (1) upon delivery if delivered personally or sent by telecopier or telex, (2) if delivered by overnight courier shall be effective one business day after delivery to such courier, and (3) if delivered by mail shall be effective three business days after deposit in the United States mail.

         7.11 Further Assurances; Records. Each of Sellers and Fox and Buyer and PGA shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as either may reasonably request in order to convey title to the Purchased Assets to Buyer and otherwise to effect the terms and purposes of this Agreement. Each party shall provide the other party or parties with access to all relevant documents and other information pertaining to the Purchased Assets which are needed by such other party or parties for the purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose. Such access will be during normal business hours and not subject to time limitations, except as provided below.

         7.12 Tax and Financial Cooperation. After the Closing, Sellers, Fox, PGA and Buyer agree to cooperate with each other in connection with any official tax inquiry, tax audit, tax determination or tax-related proceeding affecting tax liability of Sellers or Buyer or in connection with a determination of any tax liability or treatment to make available to each other party within a reasonable amount of time, at no cost to such party, or its employees and officers, together with documents, correspondence, reports, books and records of Sellers and other materials bearing on such tax inquiry, audit, examination, proceeding or determination of tax liability or treatment, provided that each party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.

         7.13 Submission to Jurisdiction. Each of the parties hereto hereby consents to the jurisdiction of any State or federal court located within the State of North Carolina or the State of Virginia and irrevocably agrees that all actions and proceedings relating to this Agreement or the transactions contemplated hereby may properly be litigated in such courts; provided however, that any disagreement pursuant to SECTION 6.4.2 shall be resolved exclusively by the dispute resolution process set forth in SECTION 6.4.2 and judgment upon the decision reached by any arbitrator(s) pursuant to SECTION 6.4.2 may be entered in any court of competent jurisdiction. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten (10) days after the same shall have been posted. Nothing contained in this SECTION 7.13 shall affect the right of any party hereto to serve legal process in any other matter permitted by law or affect the right of any party hereto to bring any action or proceeding against any other party hereto or any party's property in the courts in any other jurisdiction.

         7.14 Entire Agreement; Counterparts; Governing Law. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation that certain letter dated March 27, 1996 between the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina (without reference to conflict-of-law provisions).

         7.15 Post-Closing Matters. From and after the Closing Date and up to and including December 31, 1996, the Buyer will provide access to office space and support staff to Fox, without charge, on a reasonable, as-needed basis from time to time at Fox's request.

         7.16 Personal Use of Name. Notwithstanding any of the foregoing provisions of this Agreement, nothing herein shall prohibit or limit the use by Judith Fox of her name in her individual capacity. Judith Fox agrees that she shall not use her name in the name of a business or as a trademark or tradename or for other business or commercial purposes or otherwise in any manner likely to cause dilution of or confusion with the "Judith Fox" name as used in the business of PGA or any of its Affiliates without the prior written approval of PGA, which approval shall not be unreasonably withheld. Judith Fox may use her name in connection with the "On the Job" radio program so long as such program includes no reference either to PGA or its Affiliates (without their written approval) or to any other business or commercial entity.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        BUYER:

                                        STAFFPLUS, INC.

                                        By:    /s/ Edward P. Drudge, Jr.
                                           --------------------------------
                                        Title: Chairman and CEO

                                        PGA:

                                        PERSONNEL GROUP OF AMERICA, INC.

                                        By:    /s/ Edward P. Drudge, Jr.
                                           --------------------------------
                                        Title: Chairman and CEO

                                        SELLERS:

                                        JUDITH FOX COMPANIES, INC.

                                        By:    /s/ Judith Fox
                                           --------------------------------
                                        Title:  President


                                        FOX TECHNICAL, INC.


                                        By:    /s/ Judith Fox
                                           --------------------------------
                                        Title:  President


                                        JUDITH FOX TRAINING FOR GROWTH, L.C.


                                        By:    /s/ Judith Fox
                                           --------------------------------
                                        Title:   Manager


                                        FOX:


                                        /s/ Judith Fox                    (SEAL)
                                        ----------------------------------
                                        Judith Fox

                                   EXHIBIT A

                                  BILL OF SALE


         THIS BILL OF SALE dated May __, 1996, is made by JUDITH FOX COMPANIES, INC., a Virginia corporation, FOX TECHNICAL, INC., a Virginia corporation, and JUDITH FOX TRAINING FOR GROWTH, L.C., a Virginia limited liability company (each, a "SELLER" and collectively, the "SELLERS"), to STAFFPLUS, INC., a Delaware corporation ("BUYER").

         The Sellers, pursuant to the terms of an Asset Purchase Agreement dated as of May __, 1996, between Sellers, Buyer, Personnel Group of America, Inc. ("PGA"), a Delaware corporation and the sole shareholder of the Buyer, and Judith Fox (the "ASSET PURCHASE AGREEMENT"), for good and valuable consideration, the receipt and sufficiency of which are0 hereby acknowledged, do hereby bargain, sell, assign, transfer and convey to Buyer, its successors and assigns, all of the Purchased Assets listed on Exhibit A attached hereto.

         Each Seller, for itself and its successors and assigns, warrants and covenants to Buyer and PGA and their successors and assigns that (a) such Seller is the sole owner of the Purchased Assets conveyed by it and has the right and power to sell and transfer the same to Buyer, (b) such Seller has good and marketable title to the Purchased Assets conveyed by it, free and clear of all claims, liens, security interests and other encumbrances (other than any liabilities to be assumed by Buyer or PGA pursuant to the Asset Purchase Agreement), and (c) such Seller will forever defend such title to such Purchased Assets against the lawful claims of all persons whomsoever.

         Each Seller, for itself and its successors and assigns, further covenants and agrees with Buyer, its successors and assigns, that such Seller will execute and deliver such other bills of sale, transfers, assignments and other instruments of conveyance and will do such other acts as reasonably requested by Buyer further to vest in Buyer good and marketable title to the Purchased Assets and to fulfill and discharge such Seller's obligations of conveyance hereunder and under the Asset Purchase Agreement.

         This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of North Carolina, and shall be binding upon and shall inure to the benefit of the Sellers and Buyer and their respective successors and assigns.

         IN WITNESS WHEREOF, the Sellers have executed and sealed this Bill of Sale on the day and year first above written.


                                        JUDITH FOX COMPANIES, INC.


                                        By:___________________________________
                                                  Judith Fox, President




                                        FOX TECHNICAL, INC.


                                        By:___________________________________
                                                  Judith Fox, President



                                        JUDITH FOX TRAINING FOR GROWTH, L.C.


                                        By:___________________________________
                                                  Judith Fox, Manager

                                   EXHIBIT B

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT dated May ___, 1996, is made by JUDITH FOX COMPANIES, INC., a Virginia corporation, FOX TECHNICAL, INC., a Virginia corporation, and JUDITH FOX TRAINING FOR GROWTH, L.C., a Virginia limited liability company (each, an "ASSIGNOR" and collectively, the "ASSIGNORS"), to STAFFPLUS, INC., a Delaware corporation ("ASSIGNEE").

         The Assignors, pursuant to the terms of an Asset Purchase Agreement dated as of May ___, 1996, between Assignors, Assignee, Personnel Group of America, Inc., ("PGA") a Delaware corporation and the sole shareholder of the Assignee, and Judith Fox (the "ASSET PURCHASE AGREEMENT"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby sell, convey, transfer and assign to Assignee, its successors and assigns, all of the right, title and interest of Assignors in and to any and all of the Assumed Contracts (as defined in the Asset Purchase Agreement). Assignee and PGA do hereby jointly and severally assume and agree to pay and perform all obligations of Assignors arising under all such Assumed Contracts, and the trade accounts payable, normal operating accruals and other liabilities listed on the attached EXHIBIT A, all in accordance with the terms and subject to the limitations of the Asset Purchase Agreement (including, without limitation, the indemnification obligations of ARTICLE VI thereof).

         Assignors and Assignee further agree to execute and deliver, file and take such other actions as may be necessary or desirable to effect the purposes of this Agreement and the Asset Purchase Agreement.

         This Assignment and Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, and shall be binding upon and shall inure to the benefit of the Assignors and Assignee and their respective successors and assigns.

         IN WITNESS WHEREOF, Assignors and Assignee have duly executed this Agreement as of May ___, 1996.

                                        ASSIGNORS:

                                        JUDITH FOX COMPANIES, INC.


                                        By:_________________________________
                                                  Judith Fox, President
                             [Signatures Continued]

                                        FOX TECHNICAL, INC.


                                        By:_________________________________
                                                  Judith Fox, President


                                        JUDITH FOX TRAINING FOR GROWTH, L.C.


                                        By:_________________________________
                                                  Judith Fox, Manager



                                        ASSIGNEE:

                                        STAFFPLUS, INC.


                                        By:_________________________________
                                        Title:______________________________



                                        PERSONNEL GROUP OF AMERICA, INC.


                                        By:_________________________________
                                        Title:______________________________

                                   EXHIBIT C

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


         This Employment and Noncompetition Agreement (this "Agreement), dated May 10, 1996, is between PERSONNEL GROUP OF AMERICA, INC., a Delaware corporation ("PGA"), STAFFPLUS, INC., a Delaware corporation and wholly owned subsidiary of PGA ("STAFFPLUS"), and SUE DURNWIRTH (the "EMPLOYEE").

         WHEREAS, as of the date hereof PGA and StaffPlus have entered into an Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT") between PGA, StaffPlus, the Sellers (as defined below) and Judith Fox pursuant to which StaffPlus will purchase the businesses operated by Judith Fox Companies, Inc., a Virginia corporation, Fox Technical, Inc., a Virginia corporation and Judith Fox Training For Growth, L.C., a Virginia limited liability company (collectively, the "SELLERS"); and

         WHEREAS, PGA and StaffPlus have offered Employee employment following the consummation of the acquisition, and Employee desires to accept such offer of employment upon the terms and conditions set forth below.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.      EMPLOYMENT.      Upon the Closing Date of the Asset Purchase
Agreement, StaffPlus shall employ Employee for the term of this Agreement as President of StaffPlus' Judith Fox Staffing Companies Division, and Employee hereby agrees to accept such employment upon the terms and conditions herein set forth.

         2.      TERM OF AGREEMENT.        This Agreement is effective as of
the date hereof and Employee's employment shall commence on the Closing Date of the Asset Purchase Agreement and shall continue for three years (the "INITIAL TERM") from such Closing Date unless terminated earlier as provided herein. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms unless either party gives notice to the other of the intent not to renew at least ninety (90) days prior to the expiration of any such renewal term.

         3.      DUTIES OF EMPLOYEE.

         (a) Duties. Employee is employed by StaffPlus as President of StaffPlus' Judith Fox Staffing Companies Division. Employee's duties shall be such executive, managerial, administrative and professional duties as are commensurate with the position of a division President and as shall be assigned by the President or Chief Executive Officer of StaffPlus or PGA or any such officer's designee. Such duties shall include, without limitation, managing the offices of the Sellers that were acquired by PGA and StaffPlus under the Asset Purchase Agreement.

         (b) Engaging in Other Employment. During the term of this Agreement, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person whether for compensation or otherwise, without the prior written consent of StaffPlus or PGA.

         (c) Loyal and Conscientious Performance. Employee agrees that to the best of her ability and experience she will at all times loyally and conscientiously perform all the duties and obligations required of her by the terms of this Agreement.

         4.      COMPENSATION AND BENEFITS.

         (a) Salary. For all the services to be rendered by Employee in any capacity hereunder, Employee shall be paid an annual salary (subject to such social security, unemployment insurance, withholding taxes and other payroll deductions as are required to be made by law) of $100,000 during the first year of employment under this Agreement, payable in installments consistent with StaffPlus' practices for its permanent employees. For the remainder of the Initial Term and so long as this Agreement remains in effect thereafter, Employee's salary will be established annually no later than January of each year by StaffPlus' Board of Directors, provided that Employee's annual salary shall not be less than $100,000 during the Initial Term.

         (b) Bonus. Employee shall be paid a bonus in respect of calendar year 1996 based on the financial performance of StaffPlus' Judith Fox Staffing Companies Division (the "Division") as follows. Such bonus shall be equal to ten percent (10%) of the amount by which EBIT (as defined below) for the Division for the calendar period from the Closing Date through December 31, 1996 exceeds $1,520,000. Such bonus shall be paid in a manner consistent with the payment of bonuses to other division presidents of StaffPlus. For subsequent years, Employee's bonus arrangement shall be reviewed annually with the bonuses of other division presidents and established at the discretion of StaffPlus's Board of Directors. "EBIT" shall mean, for any period, the aggregate net earnings before interest and taxes of the Division for such period, determined in accordance with GAAP, consistently applied, and in accordance with the following parameters (without limitation): (a) EBIT after Closing shall be calculated with the Division being considered on a stand-alone basis; and (b) there shall be no deduction for allocation by PGA or StaffPlus of corporate overhead expenses to the Division during the calculation period.

         (c) Fringe Benefits. So long as Employee remains in the employ of StaffPlus, PGA or any company controlled by or under common control with PGA (collectively, the "PGA AFFILIATES"), Employee shall:

                 (i) Insurance. Be provided with health, life and disability insurance coverages in accordance with the standard policies of the PGA Affiliates;

                 (ii) Vacation/Sick Days. Be provided with vacation/sick time in accordance with the standard policies of the PGA Affiliates; and

                 (iii) 401(k) Plan. Not be permitted to participate in the PGA 401(k) Plan, which plan currently excludes highly compensated employees but shall (x) be permitted to participate in the PGA Profit Sharing Plan on a basis consistent with other highly compensated employees of StaffPlus and (y) be recommended to the stock option plan committee of the PGA Board of Directors for a grant of stock options pursuant to the terms of the PGA employee stock option plan.

         5.      NONCOMPETITION BY EMPLOYEE.

         (a) Employee agrees that for the term of her employment with any PGA Affiliate and a period of two (2) years thereafter, without PGA's prior written consent and except in performing her duties to the PGA Affiliates pursuant to this Agreement, she will not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, (A) become engaged or involved in any business (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market), that competes with the PGA Affiliates in the business of providing temporary staffing services; or (B) induce or attempt to induce any customer, supplier or employee of any PGA Affiliate to reduce, terminate, restrict or otherwise alter its business relationship with such PGA Affiliate. If any provision or part of this SECTION 5 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, or, alternatively, agree that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases herefrom ("blue-penciling"), and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced. If Employee violates any of the restrictive covenants set forth in this SECTION 5, then the time limitation otherwise applicable shall be extended for a period of time equal to the period of time during which such breach or breaches occurred. The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more of such restrictions shall not render invalid or unenforceable any one or more of the other restrictions.

         (b) The provisions of SECTION 5(A) shall be limited in scope and effective only within the following geographical areas:

                 (i) The Cities of Richmond and Charlottesville, Virginia and New York, New York;

                 (ii) Henrico, Hanover, Chesterfield and Albermarle Counties, Virginia and New York City and each county immediately adjacent thereto; and

                 (iii) Henrico, Hanover, Chesterfield and Albermarle Counties, Virginia and New York City and a 60- mile radius outside the boundary limits of each such territory.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

         (c) Employee acknowledges that the PGA Affiliates may have no adequate means to protect their rights under this SECTION 5 other than by securing an injunction (a court order prohibiting Employee from violating this Agreement). Employee agrees that any PGA Affiliate may enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. Employee acknowledges that the recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this SECTION 5 shall prohibit any PGA Affiliate from pursuing any remedies in addition to injunctive relief, including recovery of damages.

         (d) Employee acknowledges and agrees that PGA would not agree to consummate the transactions under the Asset Purchase Agreement or enter into this Agreement in the absence of the covenants made by Employee in this SECTION 5, and that such agreements by PGA and the other PGA Affiliates constitute adequate and sufficient consideration for the covenants made by Employee in this SECTION 5 and in the remainder of this Agreement.

         (e) Employee's obligations under this SECTION 5 shall survive any termination of this Agreement.

         6.      CONFIDENTIALITY.  Employee shall not, at any time, use
(other than in the ordinary course of fulfilling her duties as an employee of StaffPlus or PGA), divulge or otherwise disclose, directly or indirectly, any confidential and proprietary information (including without limitation any customer or prospect list, supplier list, data, records or financial information which is not generally known to the public) concerning the business, policies or operations of the PGA Affiliates which Employee may have learned on or prior to the date hereof or during the term of Employee's employment by StaffPlus or PGA (as an employee, consultant, shareholder, officer, controlling person, agent or otherwise). Employee's obligations under this SECTION 6 shall survive any termination of this Agreement.

         7.      TERMINATION.

         (a) Notwithstanding anything to the contrary contained herein, this Agreement, may be terminated by StaffPlus or PGA prior to the end of its term, as follows:

                 (i)      due to the death of Employee;

                 (ii) due to a disability which prevents Employee from performing her full duties for a period of ninety (90) consecutive days at anytime during the term of this Agreement; or

                 (iii) for cause, which is defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination regarding the duties, responsibilities and limitations of Employee under this Agreement; (B) a substantiated act of theft; (C) conviction for a felony; (D) any act of dishonesty or malicious action by Employee which is detrimental to any PGA Affiliate; (E) a material violation of the provisions of SECTION 5 or 6 hereof; or (F) poor performance (provided that poor performance shall be deemed to constitute cause only after (x) a finding by StaffPlus' Board of Directors of poor performance on the part of Employee and (y) the failure to remedy such performance to the Board's satisfaction for 30 days after delivery of written notice (reasonably describing the poor performance) to Employee of the Board's finding.

         In the event of early termination of this Agreement as permitted herein, Employee shall be entitled only to her base salary earned through the date of termination.

         (b) This Agreement shall terminate by its own terms if the transactions described in the Asset Purchase Agreement do not close.

         8. NOTICE. Any notice to be given hereunder by either party to the other may be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.
Mailed notices shall be addressed to the parties at the following addresses:

         If to any PGA Affiliate:       6302 Fairview Road, Suite 201
                                        Charlotte, North Carolina 28210 Attn:
                                        Mr. Edward P. Drudge, Jr.,
                                        Chief Executive Officer

         If to Employee:                5821 Harbor Hill Place
                                        Midlothian, Virginia  23112

or such other addresses as either a PGA Affiliate or Employee may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fourth day after the date so mailed.

         9. ATTORNEY'S FEES. If any party shall bring an action to enforce this Agreement, the prevailing party shall be entitled to recover her/its reasonable attorneys' fees and costs from the unsuccessful party.

         10.     WAIVER OF BREACH.   The waiver by any party to a breach of any
provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

         11.     SEVERABILITY.   The invalidity or unenforceability of any
particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

         12. ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement covers the entire understanding of the parties as to the employment of Employee, superseding all prior understandings and agreements, and no modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

         13.     GOVERNING LAW.   This Agreement shall be interpreted,
construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

         14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by Employee.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        PERSONNEL GROUP OF AMERICA, INC.


                                        By:________________________________
                                        Title:
                                              _____________________________


                                        STAFFPLUS, INC.


                                        By:________________________________
                                        Title:
                                              _____________________________



                                        ___________________________________
   (SEAL)                               Sue Durnwirth

                                   EXHIBIT D


                            NONCOMPETITION AGREEMENT
                                  (Judith Fox)


         This Noncompetition Agreement (this "Agreement), dated May ___, 1996, is between PERSONNEL GROUP OF AMERICA, INC., a Delaware corporation ("PGA"), STAFFPLUS, INC., a Delaware corporation and wholly owned subsidiary of PGA (the "BUYER"), and JUDITH FOX ("FOX").

         WHEREAS, as of the date hereof the Buyer has purchased substantially all of the assets of Judith Fox Companies, Inc., Fox Technical, Inc., and Judith Fox Training for Growth, L.C. (collectively, the "SELLERS") pursuant to the terms of an Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT"), dated as of May ___, 1996, between Sellers, Fox, Buyer and PGA;

         WHEREAS, Fox is the sole owner of each of the corporate Sellers and a principal owner of Judith Fox Training for Growth, L.C.; and

         WHEREAS, as a condition to consummating the transactions contemplated by the Asset Purchase Agreement, PGA has required that Fox enter into this Agreement. To induce PGA to consummate such transactions, Fox has agreed to enter into this Agreement.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.      NONCOMPETITION BY FOX.

         (a) Fox agrees that for a period of four (4) years after the date hereof, without PGA's or the Buyer's prior written consent, she will not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, (A) become engaged or involved in any business (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market), that competes with PGA, the Buyer or any person or entity that controls, is controlled by or is under common control with PGA and the Buyer (hereinafter, "PGA'S "AFFILIATES") in the business of providing temporary or permanent staffing services or employee training services; or (B) induce or attempt to induce any customer, supplier or employee of the Buyer, PGA or any of PGA's Affiliates to reduce, terminate, restrict or otherwise alter its business relationship with the Buyer, PGA or any of PGA's Affiliates. If any provision or part of this SECTION 1 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases herefrom ("blue-penciling") and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced. If Fox violates any of the restrictive covenants set forth in this SECTION 1, then the time limitation otherwise applicable shall be extended for a period of time equal to the period of time during which such breach or breaches occurred. The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more of such restrictions shall not render invalid or unenforceable any one or more of the other restrictions.

         (b) The provisions of SECTION 1(A) shall be limited in scope and effective only within the following geographical areas:

                 (i) The Cities of Richmond and Charlottesville, Virginia, and New York, New York; and

                 (ii) Henrico, Hanover, Chesterfield and Albemarle Counties, Virginia, and New York City and each county immediately adjacent thereto; and

                 (iii) Henrico, Hanover, Chesterfield and Albemarle Counties, Virginia, and New York City and each county immediately adjacent thereto, and a 20-mile radius outside the boundary limits of each such territory.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

         (c) Fox acknowledges that PGA and the Buyer may have no adequate means to protect their rights under this SECTION 1 other than by securing an injunction (a court order prohibiting Fox from violating this Agreement). Fox agrees that PGA and the Buyer may enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. Fox acknowledges that the recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this SECTION 1 shall prohibit PGA and the Buyer from pursuing any remedies in addition to injunctive relief, including recovery of damages.

         (d) Fox acknowledges and agrees that PGA would not agree to consummate the transactions under the Asset Purchase Agreement or enter into this Agreement in the absence of the covenants made by Fox in this SECTION 1, and that such agreements by PGA constitute adequate and sufficient consideration for the covenants made by Fox in this SECTION 1 and in the remainder of this Agreement.

         2. NOTICE. Any notice to be given hereunder by either party to the other may be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.
Mailed notices shall be addressed to the parties at the following addresses:

         If to PGA or Buyer:               6302 Fairview Road, Suite 201
                                           Charlotte, North Carolina 28210
                                           Mr. Edward P. Drudge, Jr.,
                                           Chief Executive Officer

                 With a copy to:           Robinson, Bradshaw & Hinson, P.A.
                                           101 N. Tryon Street, Suite 1900
                                           Charlotte, North Carolina 28246
                                           ATTENTION: Kenneth R. Bramlett

         If to Fox:                        4098 Wood Lane
                                           Keswick, Virginia 22947

                 With a copy to:           LeClair Ryan
                                           707 E. Main Street, 11th Floor
                                           Richmond, Virginia 23219
                                           ATTENTION:  Steven J. Keeler

or such other addresses as either PGA, the Buyer or Fox may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fourth date after the date so mailed.

         3.      ATTORNEY'S FEES.   If any party shall bring an action to
enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs from the unsuccessful party.

         4.      WAIVER OF BREACH.   The waiver by any party to a breach of any
provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

         5.      SEVERABILITY.   The invalidity or unenforceability of any
particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

         6. AMENDMENTS. No modifications or amendment of this terms and conditions shall be effective unless in writing and signed by the parties or their duly authorized agents.

         7.      GOVERNING LAW.   This Agreement shall be interpreted,
construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

         8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs. Fox agrees that this Agreement may be assigned by PGA and the

Buyer upon the transfer or reorganization of the Buyer, and may be enforced by any such assignee company. Such assignment shall be in writing and shall not relieve PGA of its obligations hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        PERSONNEL GROUP OF AMERICA, INC.


                                        By:_______________________________
                                        Title:
                                             _____________________________


                                        STAFFPLUS, INC.


                                        By:_______________________________
                                        Title:
                                             _____________________________



                                        __________________________________(SEAL)
                                        Judith Fox

                                   EXHIBIT E

                                    FORM OF
                           UNSECURED PROMISSORY NOTE



[$1,000,000]
                                                                    May 20, 1996
                                                       Charlotte, North Carolina

         FOR VALUE RECEIVED, STAFFPLUS, INC., a Delaware corporation (the "Buyer"), and PERSONNEL GROUP OF AMERICA, INC., a Delaware corporation ("PGA") hereby jointly and severally promise to pay to the order of

         JUDITH FOX COMPANIES, INC., a Virginia corporation (the "Seller"), at 4098 Wood Lane, Keswick, Virginia 22947 (or at such other place as Seller may designate), or to the holder hereof the principal sum of up to
         ___________________ ($_________), or such lesser or greater amount as may constitute the unpaid principal amount due from the Buyer to the Seller under the terms of that certain Asset Purchase Agreement dated May 10, 1996, by and among the Buyer, PGA, the Seller, the other Sellers identified therein and Judith Fox (the "Asset Purchase Agreement"), under the terms and conditions of this promissory note (this "Note") in lawful money of the United States of America in immediately available funds, without interest, on August 19, 1996.

         This Note is issued and delivered to evidence the obligation of Buyer referenced in SECTION 2.3(B) of the Asset Purchase Agreement. All of the terms, conditions and covenants of the Asset Purchase Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length.

         This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.


         IN WITNESS WHEREOF, the Buyer and PGA have caused this Note to be executed under seal by their duly authorized corporate officers as of the day and year first above written.

                                          STAFFPLUS, INC.


                                          By:__________________________________
                                             Name:_____________________________
                                             Title:____________________________

                                          PERSONNEL GROUP OF AMERICA, INC.


                                          By:__________________________________
                                             Name:_____________________________
                                             Title:____________________________

                                   EXHIBIT F

                          [Letterhead of LeClair Ryan]

                                     [Date]


Boards of Directors
Personnel Group of America, Inc.
StaffPLUS, Inc.

Ladies and Gentlemen:

         We have acted as special counsel for Judith Fox Companies, Inc., a Virginia corporation, Fox Technical, Inc., a Virginia corporation and Judith Fox Training for Growth, L.C., a Virginia limited liability company (each a "Seller" and, collectively, the "Sellers") and Judith Fox ("Fox"), in connection with the Asset Purchase Agreement dated as of May 10, 1996, by and among the Sellers, Fox and each of you (the "Asset Purchase Agreement"), which provides for the acquisition by StaffPLUS, Inc. (the "Buyer") of substantially all of the assets of the Sellers. Capitalized terms not defined herein have the meanings given them in the Asset Purchase Agreement, except as otherwise provided herein. This opinion is furnished to you pursuant to Section 5.1.2 of the Asset Purchase Agreement.

         In connection with our opinions expressed herein, we have participated in the preparation of the Asset Purchase Agreement, the Bill of Sale, the Contract Assignment, [the Servicemark Assignment] and the Noncompetition Agreement (collectively, the "ACQUISITION AGREEMENTS") and the other documents referred to therein. In addition, we have examined originals or copies of such corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.
We have relied as to factual matters on the representations and warranties made by the Sellers and Fox in the Asset Purchase Agreement and on certificates of officers of the Sellers and public officials, copies of which certificates have been provided to you. We have assumed (i) the authority and genuineness of all signatures of persons (other than Fox in her individual capacity and representatives of the Sellers) signing the Acquisition Agreements and the other documents referred to therein, (ii) the legal capacity of all natural persons who are parties to the Acquisition Agreements and the other documents referred to therein, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (v) the correctness and accuracy of all facts set forth in all certificates and reports identified herein.

         Based on the foregoing, and subject to the assumptions, limitations and qualifications hereinabove and hereinafter set forth, we are of the opinion that, as of the date of this letter:

         1. Each of the Sellers is a corporation or limited liability company duly organized and validly existing and, based solely on the certificates of good standing issued by the Virginia State Corporation Commission on May 6, 1996, in good standing under the laws of the State of Virginia. Each of the Sellers has the corporate power and authority to use its corporate name, to own or lease its properties and to carry on its business as presently conducted.

         2. Each of the Sellers has the requisite corporate power and authority to execute and deliver the Asset Purchase Agreement and the other Acquisition Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Asset Purchase Agreement and the other Acquisition Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action on the part of each of the Sellers. Each of the Asset Purchase Agreement and the other Acquisition Agreements has been duly and validly executed and delivered by each of the Sellers and Fox, as applicable, and each of the Acquisition Agreements other than the Noncompetition Agreement constitutes the legal, valid and binding agreement of each of the Sellers and Fox, as applicable, enforceable against such parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws and procedural requirements affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforceability is considered in an action at law or a suit in equity).

         3. To our knowledge, neither the execution, delivery or performance by each of the Sellers and Fox, as applicable, of the Asset Purchase Agreement or the other Acquisition Agreements nor the consummation by each of the Sellers and Fox of the transactions contemplated thereby, will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar documents of each of the Sellers, (b) to our knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to each of the Sellers or Fox or any of their assets, or (c) to our knowledge, result in a default or give rise to the creation of any lien or encumbrance on the assets of any of the Sellers, with or without notice or lapse of time or both, under any note, bond, mortgage, indenture, agreement or other instrument or obligation to which any of the Sellers or Fox may be bound, except for such defaults or rights of termination or such liens or encumbrances as to which requisite waivers or consents have been obtained.

         4. The Bill of Sale and the Contract Assignment are sufficient to convey to you all right, title and interest that the Sellers have in the tangible personal property, accounts receivable and Assumed Contracts (to the extent any third party consents to any assignment are obtained) included in the Purchased Assets and the Assignment Servicemark is sufficient to convey to you all right, title and interest that the Sellers have in the servicemarks described therein.

         5. To our knowledge, all filings and registrations with, notifications to, and permits, authorizations, consents and approvals of, all governmental agencies or authorities and any other third parties required to permit consummation by [each of the Sellers] of the transactions contemplated by the Asset Purchase Agreement have been obtained.

         6. To our knowledge, there is no claim, action, suit, investigation or proceeding which is pending or threatened against any of the Sellers or Fox or any of their assets before any court, governmental authority or agency that questions the validity of the Asset Purchase Agreement or is not disclosed in the schedules to the Asset Purchase Agreement.

         The foregoing opinions are limited in all respects to the substantive laws of the United States and the State of Virginia, and we express no opinion with respect to the laws of any other state or jurisdiction and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

         Our opinions above are subject to the following qualifications:

         a. Where an opinion is limited to or refers to our knowledge, we have undertaken to inform you of any matters that have come to the attention of the attorneys in our firm who have devoted substantive attention to the transactions referred to in this opinion, but we have undertaken no independent investigation with respect thereto.

         b. We express no opinion on the enforceability of any provisions contained in the Acquisition Agreements which require waivers or amendments to be made only in writing.

         c. We express no opinion as to the enforceability, under certain circumstances, of contractual provisions respecting: severability; attorneys' fees, to the extent inconsistent with applicable law; indemnity, to the extent contrary to public policy; cumulations, non-exclusivity, or availability of remedies or the enforcement of contractual provisions to the extent contrary to public policy; provisions that contain a waiver of (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory, or constitutional rights, (iii) unknown future defenses, and (iv) rights to damages; provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings; non-waiver of remedies by a failure or delay of exercise; performance requirements, to the extent such requirements are beyond the control of the performer; choice of law provisions, forum selection clauses and consent to jurisdiction clauses (both as to personal jurisdiction and subject matter jurisdiction); restraints on trade; and usury laws. In addition, we express no opinion as to the enforceability of contractual provisions or contracts found by a court to be or have been unconscionable or to constitute violations of public policy or to result in a wholly unintended level of hardship, nor as to the rights and remedies of any party who seeks to enforce any rights and remedies other than in good faith and in a commercially reasonable manner.

         This opinion (i) has been rendered solely for your information and benefit in connection with the Acquisition Agreements and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purposes without our prior written consent, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or new developments which might affect any opinions or statements set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied inferred or implied beyond the matters expressly stated herein.

                               Very truly yours,

                               LECLAIR RYAN,
                               A Professional Corporation

                                   EXHIBIT G

                 [Form of Robinson, Bradshaw & Hinson Opinion]

                                     [Date]


Ms. Judith Fox
[Sellers]

Ladies and Gentlemen:

         We have acted as special counsel for Personnel Group of America, Inc., a Delaware corporation ("PGA") and StaffPLUS, Inc., a Delaware corporation ("BUYER"), in connection with the Asset Purchase Agreement dated as of May __, 1996, between PGA, Buyer and each of you (the "ASSET PURCHASE AGREEMENT"), which provides for the acquisition by Buyer of substantially all of the assets of Sellers. Capitalized terms not defined herein have the meanings given them in the Asset Purchase Agreement. This opinion is furnished to you pursuant to
Section 5.2 of the Asset Purchase Agreement.

         We have participated in the preparation of the Asset Purchase Agreement, the Contract Assignment, the Noncompetition Agreement (collectively, the "ACQUISITION AGREEMENTS") and the other documents referred to therein. In addition, we have examined such corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion. We have relied as to factual matters on the representations and warranties made by PGA and Buyer in the Asset Purchase Agreement and on certificates of officers of PGA and Buyer and public officials, copies of which certificates have been provided to you. We have assumed (i) the authority and genuineness of all signatures of persons (other than representatives of PGA and Buyer) signing the Acquisition Agreements and the other documents referred to therein, (ii) the legal capacity of all natural persons who are parties to the Acquisition Agreements and the other documents referred to therein, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

         Based on the foregoing, and subject to the assumptions and qualifications hereinafter set forth, it is our opinion that:

         1. Each of PGA and Buyer is a corporation duly organized and validly existing and, based solely on the certificate of good standing issued by the Delaware Secretary of State on _________________, 1996, is in good standing under the laws of the State of Delaware.

         2. Each of PGA and Buyer has the requisite corporate power and authority to execute and deliver the Asset Purchase Agreement and the other Acquisition Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Asset Purchase Agreement and the other Acquisition Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action on the part of PGA and Buyer. Each of the Asset Purchase Agreement and the other Acquisition Agreements has been duly and validly executed and delivered by PGA or Buyer, as applicable, and constitutes the legal, valid and binding agreement of PGA or Buyer, as applicable, enforceable against such corporation in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         3. Neither the execution, delivery or performance by PGA or Buyer, as applicable, of the Asset Purchase Agreement or the other Acquisition Agreements nor the consummation by PGA and Buyer of the transactions contemplated thereby, will conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of PGA or Buyer, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to PGA or Buyer or any of their assets.

         4. All filings and registrations with, notifications to, and permits, authorizations, consents and approvals of, all governmental agencies or authorities and any other third parties required to permit consummation by PGA and Buyer of the transactions contemplated by the Asset Purchase Agreement have been obtained; provided however, that upon the closing of the transactions contemplated under the Asset Purchase Agreement, PGA may file reports with the United States Securities and Exchange Commission disclosing the transactions.

         5. To our knowledge, there is no claim, action, suit, investigation or proceeding which is pending or threatened against PGA or Buyer or any of their assets before any court, governmental authority or agency that questions the validity of the Asset Purchase Agreement.

         The foregoing opinions are limited to the laws of the United States and the State of North Carolina and to the provisions of the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

         Our opinions above are subject to the following qualifications:

         a. Where an opinion is limited to or refers to our knowledge, we have undertaken to inform you of any matters that have come to the attention of the attorneys in our firm who have devoted substantive attention to the transactions referred to in this opinion, but we have undertaken no independent investigation with respect thereto.

         b. We express no opinion on the enforceability of any provisions contained in the Acquisition Agreements which require waivers or amendments to be made only in writing.

         c. We do not express an opinion as to the strict enforceability of each and every right, remedy and power contained in the Acquisition Agreements in accordance with their terms under all facts and circumstances. However, it is our opinion that the remedies and provisions contained in the Acquisition Agreements are sufficient as a whole, subject to the qualifications elsewhere herein stated, for the practical realization of the essential benefits intended thereby.

         This opinion has been rendered solely for your benefit in connection with the Acquisition Agreements and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to for any other purposes without our prior written consent.

                                        Very truly yours,

                                        ROBINSON, BRADSHAW & HINSON, P.A.

                                                                    Schedule 2.1


                               ASSUMED CONTRACTS

1. Lease Agreement dated July 31, 1987 originally between Fox-Huber Companies, Inc. as Tenant and Glen Forest Professional Center Associates Landlord for space in Richmond, Virginia (as modified by the Fourth Lease Amendment dated February 6, 1996, and all riders and exhibits thereto including Dollar Allowance Work Letter Agreements and Turn-Key Work Letter Agreement. Copies previously provided to Buyer.)

2. Lease Agreement dated September 17, 1992 between Judith Fox Companies, Inc. as Lessee and Koger Management, Inc. as Manager for space in Richmond, Virginia (Copy previously provided to Buyer.)*

3. Lease Agreement dated February 19, 1991 between Judith Fox Companies, Inc. as Tenant and 1790 Broadway Associates as Owner for space in the City of New York (including all riders, and as modified by Lease Extension Agreement dated April 1, 1996. Copies previously provided to Buyer.)*

4. Lease Agreement dated August 2, 1994 between Judith Fox Companies, Inc. as Lessee and Ventures Unlimited as Lessor for space in Charlottesville, Virginia (Copy previously provided to Buyer)*

5. Business Equipment Efficiency Agreement dated January 17, 1996 between Judith Fox Companies, Inc. and Business Equipment Center of Virginia (Copy previously provided to Buyer.)

6. Agreement to Furnish Horticultural Services dated March 15, 1995 between Buckingham Greenery, Inc. and Judith Fox Companies, Inc. (Copy previously provided to Buyer.)

7. Maintenance Agreement effective November 30, 1995 between Rosemary Scott Temporaries and Minolta Copier Corp. of N.Y., Inc. (Copy previously provided to Buyer.)

8. Equipment Lease dated December 9, 1991 between Judith Fox Companies, Inc. and Pitney Bowes Inc. (Copy previously provided to Buyer.)*

9.       Maintenance Contract renewed effective July 28, 1995 between Judith
         Fox Temporaries and Street and Co. (Copy previously provided to Buyer.)

10. Maintenance Agreement effective July 24, 1995 between Judith Fox Companies and The Supply Room Companies, Inc. (Copy previously provided to Buyer.)

11. Maintenance Agreement effective December 1, 1995 between Judith Fox Companies, Inc. and The Supply Room Companies, Inc. (Copy previously provided to Buyer.)

12. Maintenance Agreement effective January 10, 1996 between Rosemary Scott Temps and Sigmatek, Inc. (Copy previously provided to Buyer.)*

13. Rental Agreement executed November 23, 1992 between Storage-USA, Inc. and Judith Fox Companies, Inc. (Copy previously provided to Buyer.)*

14. Master Hardware Service Agreement dated July 5, 1991 between Caldwell-Spartin Service, Inc. and Judith Fox Companies, Inc. (Copy previously provided to Buyer.)*

15. Master Sales/Licensing Agreement dated July 5, 1991 between Caldwell-Spartin Service, Inc. and Judith Fox Companies, Inc. (Copy previously provided to Buyer.)*

16. Master Software Service Agreement dated July 5, 1991 between Caldwel-Spartin Service, Inc. and Judith Fox Companies, Inc. (Copy previously provided to Buyer.)*

17. Employment Agreements for the 44 employees listed (copy attached), each substantially in the form of the Employment Agreement and Restrictive Covenant between Judith Fox Companies, Inc. and Susan A. Durnwirth (Copy previously provided by Buyer.)

18. Maintenance Agreement between Copy Systems, Inc. and Judith Fox Temporaries. (Copy of original one-year contract previously provided to Buyer; no new written agreement provided)

19. Maintenance Agreement dated April 11, 1995 between Specialty Office Equipment and Judith Fox Companies. (Copy of original contract previously provided to Buyer.)

20. Safe Deposit Box Rental Agreement between United Security Vaults and Judith Fox Companies, Inc., effective through December, 1996*

21.      Any and all contracts listed on Schedule 3.1.4.

22.      Any and all contracts listed on Schedule 3.1.15.

23.      Any and all contracts listed on Schedule 3.1.17.





                                        CONSENT TO ASSIGNMENT IS REQUIRED BUT
                                        SUCH CONSENT HAS BEEN WAIVED AS A
                                        CONDITION TO BUYER'S AND PGA'S
                                        OBLIGATION TO CLOSE.

                                                                    Schedule 2.2


                                EXCLUDED ASSETS


                                 [see Attached]

2.2(a)  Cash and cash equivalents as follows:

         Description                      Bank A/C#        G/L A/C#         G/L Amount
Judith Fox Companies, Inc.:
         Crestar - Master account         201147599         1060-00-0000
         Crestar - Temp payroll           201147610         1062-00-0000
         Crestar - Staff payroll          201149095         1063-00-0000
         Crestar - RST Disbursements      201149281         1061-00-0000
         Crestar - JFT Disbursements      201149338         1061-00-0000

Rosemary Scott Temps (branch)
         Chemical Bank - Temp payroll                       1050-00-0000

Fox Technical, Inc.:
         Signet Bank - Master account     5530462299        1050-00-0000
         Signet Bank - Disbursements      5530462299        1051-00-0000
         Signet Bank - Temp payroll       5530462299        1052-00-0000
         Signet Bank - Staff payroll      5530462299        1053-00-0000

Judith Fox Training For Growth, L.C.:
         Jefferson Nat'l Bank - Master                      1060-00-0000
         Jefferson Nat'l Bank - Disbursements               1061-00-0000
         Jefferson Nat'l Bank - Temp payroll                1062-00-0000
         Jefferson Nat'l Bank - Staff payroll               1O63-00-0000

                                                                            ----------------
Total Cash Balances                                                                        0

Less amount to satisfy total asset deficiency
                                                                            ----------------
Net excluded cash and cash equivalents                                                     0
                                                                            ================

2.2(b)   All contracts not assumed as follows: all insurance policies listed on
         Schedule 3.1.4

2.2(c)   The corporate seals, certificates of incorporation . . . or other records having to do with the corporate organization of Sellers;

2.2(d)   Any rights of Sellers . . . or after the date of this Agreement;

2.2(e)   The rights of any of Sellers' . . . or carry backs;


2.2(f)   Intercompany Receivables as follows:

         Description                                        G/L A/C#         G/L Amount
         -----------                                        --------         ----------


Judith Fox Companies, Inc.:
         Due from Training For Growth                       1183-00-0000

Rosemary Scott Temps (branch)
         Due from Judith Fox Temps                          2300-00-0000

Fox Technical, Inc.:
         Due from Training For Growth                       2165-00-0000

2.2(g)   Other assets as follows:


         Description                                        G/L A/C#         G/L Amount
         -----------                                        --------         ----------

Judith Fox Companies, Inc.:
         Prepaid Insurance                                  1550-00-0000
         Fixed assets as follows:
                 Judith's 1993 Lexus Id.                    1250-00-0000
                 Judith's Gateway 2000 PC Ser # 4526123     1210-00-0000
                 Judith's Bocca Modem Ser # FSR 51623       1210-00-0000
                 Judith's Multi-Function Fax/Copier         1210-00-0000
                     Serial # J53327485
                 Judith's IBM Laptop 486 Serial # 23C6473   1210-00-0000

Rosemary Scott Temps (branch)
         Prepaid Insurance                                  1550-00-0000

Fox Technical, Inc.:
         Prepaid Insurance                                  1550-00-0000
         Organizational Expenses                            1616-00-0000
         Amort of Organizational Expenses                   1617-00-0000

Judith Fox Training For Growth, L.C.:
         Prepaid Insurance                                  1550-00-0000
         Organizational Expenses                            1616-00-0000
         Amort of Organizational Expenses                   1617-00-0000

2.2(h)   rights relating to "On The Job" radio program:

                                                                    Schedule 2.7

                       OTHER LIABILITIES ASSUMED BY BUYER


                                 [see Attached]

         Description                          G/L A/C#         G/L Amount
         -----------                          --------         ----------
2.7(a) Assumed as part of assumed contracts:

Rosemary Scott Temps (branch)
         Reserve For Discounts                1102-00-0000

2.7(b) Trade payables and normal operating accruals:

Judith Fox Companies, Inc.:
         Accounts payable trade               2000-00-0000
         Accrued accounts payable             2100-00-0000
         Accrued payroll                      2110-00-0000
         Accrued payroll taxes                2110-00-0000
         Federal withholdings                 2400-00-0000
         Fica withholdings                    2410-00-0000
         State withholdings                   2420-00-0000
         Disability withholdings              2450-00-0000
         Garnishment withholdings             2460-00-0000
         Section 126 withholdings             2480-00-0000
         Other withholdings                   2490-00-0000

Rosemary Scott Temps (branch)
         Accounts payable trade               2000-00-0000
         Accrued accounts payable             2100-00-0000
         Accrued payroll                      2110-00-0000
         Accrued payroll taxes                2120-00-0000
         Federal withholdings                 2400-00-0000
         Fica withholdings                    2410-00-0000
         State withholdings                   2420-00-0000
         City withholdings                    2430-00-0000
         Disability withholdings              2440-00-0000
         Garnishment withholdings             2460-00-0000
         Section 125 withholdings             2480-00-0000
         Other withholdings                   2490-00-0000

Fox Technical, Inc.
         Accounts payable trade               2000-00-0000
         Accrued accounts payable             2100-00-0000
         Accrued payroll                      2110-00-0000
         Accrued payroll taxes                2120-00-0000
         Federal withholdings                 2400-00-0000
         Fica withholdings                    2410-00-0000
         State withholdings                   2420-00-0000
         Garnishment withholdings             2460-00-0000
         Section 125 withholdings             2480-00-0000
         Other withholdings                   2490-00-0000

Judith Fox Training For Growth, L.C.:
         Accounts payable trade               2000-00-0000
         Accrued accounts payable             2100-00-0000
         Accrued payroll                      2110-00-0000
         Accrued payroll taxes                2120-00-0000
         Federal withholdings                 2400-00-0000
         Fica withholdings                    2410-00-0000
         State withholdings                   2420-00-0000
         Garnishment withholdings             2460-00-0000
         Section 125 withholdings             2480-00-0000
         Other withholdings                   2490-00-0000

                                              ------------
Total Assumed Liabilities                                0
                                              ============

                                                                  Schedule 3.1.1


                     STATES OF INCORPORATION/QUALIFICATION


Entity   State of Incorporation/Organization       States of Qualification
1.       Judith Fox Companies, Inc.        Virginia         Virginia, New York

2.       Fox Technical, Inc.               Virginia         Virginia

3.       Judith Fox Training for           Virginia         Virginia
         Growth, L.C.

                                                                  Schedule 3.1.3


                               SELLERS' CONSENTS*


1. Lease Agreement dated September 17, 1992 between Judith Fox Companies, Inc. as Lessee and Koger Management, Inc. as Manager for space in Richmond, Virginia

2. Lease Agreement dated February 19, 1991 between Judith Fox Companies, Inc. as Tenant and 1790 Broadway Associates as Owner for space in the City of New York

3. Lease Agreement dated August 2, 1994 between Judith Fox Companies, Inc. as Lessee and Ventures Unlimited as Lessor for space in Charlottesville, Virginia

4. Equipment Lease dated December 9, 1991 between Judith Fox Companies, Inc. and Pitney Bowes Inc.

5. Maintenance Agreement effective January 10, 1996 between Rosemary Scott Temps and Sigmatek, Inc.

6. Rental Agreement executed November 23, 1992 between Storage-USA, Inc. and Judith Fox Companies, Inc.

7. Master Hardware Service Agreement dated July 5, 1991 between Caldwell-Spartin Service, Inc. and Judith Fox Companies, Inc.

8. Master Sales/Licensing Agreement dated July 5, 1991 between Caldwell-Spartin Service, Inc. and Judith Fox Companies, Inc.

9. Master Software Service Agreement dated July 5, 1991 between Caldwell-Spartin Service, Inc. and Judith Fox Companies, Inc.

10. Safe Deposit Box Rental Agreement between United Security Vaults and Judith Fox Companies, Inc., effective through December, 1996





* Consent to assignment is required but such consent has been waived as a condition to Buyer's and PGA's obligation to close.

                           LEASE EXTENSION AGREEMENT


         AGREEMENT made this first day of April 1996 by and between 1790 BROADWAY ASSOCIATES, as Landlord, and JUDITH FOX COMPANIES, INC., as Tenant.

         IT IS MUTUALLY COVENANTED AND AGREED by and between the parties hereto that the lease made by and between 1790 Broadway Associates, as Landlord, and Judith Fox Companies, Inc., as Tenant, under date of February 19, 1991, for that portion of the seventh (7th) floor known as Rooms 701-702 in the building known as 1790 Broadway, New York, New York, shall be and hereby is extended from May 1, 1996 to April 30, 1999 at a yearly rental of

FIFTY ONE THOUSAND SEVEN HUNDRED THIRTY THREE DOLLARS AND 20/00 CENTS
($51,733.20)

so that the date of expiration is modified and amended to be April 30, 1999, as though the said date were the original date of expiration mentioned in said lease and the parties hereto agree to be bound by the same terms, covenants, conditions, provisions, rules and regulations embodied at length in said lease, except as specifically modified herein. The said lease shall form a part hereof as though included fully at length herein and forms a part hereof by reference thereto.

         IT IS FURTHER COVENANTED AND AGREED that the Landlord is not to make any repairs or decorations to the premises mentioned in said Lease, except as specifically mentioned in this Lease Extension Agreement and in the Rider attached hereto and forming a part hereof.

         IN WITNESS WHEREOF, and intending to be bound thereby, the parties hereto have executed this instrument as of the day and year first above written.


WITNESS:                            1790 BROADWAY ASSOCIATES

                                    By:     1790 Broadway Corp., General Partner


_________________________           By:     ____________________________________
                                            Its:


                                    JUDITH FOX COMPANIES, INC.


_________________________           By:     ____________________________________
                                            Its:

                       RIDER ATTACHED TO AND FORMING PART
                  OF LEASE EXTENSION AGREEMENT BY AND BETWEEN
                      1790 BROADWAY ASSOCIATES, AS OWNER,
                   AND JUDITH FOX COMPANIES, INC., AS TENANT



         It is hereby agreed by and between Owner and Tenant that the following amendments to the Lease dated February 19, 1991, by and between Owner and Tenant shall be incorporated into and form a part of this Lease Extension Agreement dated as of April 1, 1996. If and to the extent that any of the provisions of this Rider conflict or are otherwise inconsistent with any of the preceding provisions of the Lease Extension Agreement or of the Lease, whether or not such inconsistency is expressly noted in this Rider, the provisions of this Rider shall prevail.

         1.      REAL ESTATE TAX ESCALATION.

         Article 39 A (2) shall read:

         (2) "Base Year Taxes" shall mean the Real Estate Taxes as finally determined for the tax fiscal year July 1, 1995 through June 30, 1996 ("Base Year").

         2.      EXPENSE ESCALATION.

         Article 40 A (2) shall read:

         (2)     "Base Rate" shall mean the rate in effect in 1996.

         3.      RENT ESCALATION - UTILITY INCREASE.

         Articles 41 A (4) and (5) shall read:

         (4) "Base Year" shall mean the twelve (12) month period ending on the last day of December, 1996.

         (5) "Comparison Year" shall mean the twelve (12) month period commencing on January 1, 1997 and each successive twelve (12) month period in which occurs any part of the term of this lease.

         4.      AS IS:  OWNER'S CONSTRUCTION.

         Article 51 shall be amended to read:

         A. Save as hereinafter set forth, Tenant acknowledged that it has inspected the demised premises and Tenant agrees to accept the demised premises in their "AS IS" physical condition and acknowledges that Owner shall not be obligated to make any improvements or alterations to the demised premises whatsoever.

         B. Owner shall, at Owner's sole cost and expense, repaint the demised premises to building standard. Owner shall, at Owner's sole cost and expense, clean the entire carpeted area of the demised premises, including carpet re-gluing where necessary.

         C. Tenant acknowledges that Tenant is presently in possession of the demised premises pursuant to the Lease, as amended and hereby extended. Tenant further acknowledges that the work specified in subparagraph B hereof shall be carried out at the same time as Tenant is in occupancy of the demised premises and Tenant agrees that Tenant will co-operate fully with Owner and with Owner's contractors or other labor in performing said work, and that there shall be no abatement of rent or other allowance to Tenant for diminution in rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from said work.

         5.      NO BROKER.

         Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker or agent in connection with the consummation of this Lease Extension Agreement and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Lease Extension Agreement or the negotiation thereof.

         6.      LEASE IN FULL FORCE AND EFFECT.

         Except as modified by this Lease Extension Agreement, the Lease, all prior amendments of the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect.

         IN WITNESS WHEREOF, and intending to be bound thereby, the parties hereto have executed this instrument as of the day and year first above written.


WITNESS:                            1790 BROADWAY ASSOCIATES

                                    By:     1790 Broadway Corp., General Partner


______________________              By:     __________________________________
                                            Its:


                                    JUDITH FOX COMPANIES, INC.


______________________              By:     __________________________________
                                            Its:

                                                                 Schedule 3.1.4

                                   INSURANCE

                                                                                                         TERM
COMPANY/DESCRIPTION                                                 LIMIT         POLICY #              FROM/TO
- -------------------                                                 -----         --------              -------
JUDITH FOX COMPANIES, INC.

Safeco:
         S. Durnwirth - keyman life                              $  200,000         AA0677253        8/25/95-8/25/96
         W. Sippel - keyman life                                 $  150,000         AA0677252        8/28/95-8/28/96

First Colony:
         W. Devlin - keyman life                                 $  150,000         1,863,255        7/15/95-7/15/96
         K. Wimbish - keyman life                                $  200,000         2,205,607        7/20/95-7/20/96
         K. Wimbish - Life (company paid personal policy)                             2216691        7/20/95-7/20/96

Paul Revere Insurance:
         S. Durnwirth - LTD (company paid personal policy)                        10236684603        8/15/95-9/15/96
         Judith Fox - LTD (company paid personal policy)                          10217905903        9/15/95-9/15/96
         K. Wimbish - LTD (company paid personal policy)                          10267369803        9/15/95-9/15/96

EVLICO:
         K. Wimbish - Life (company paid personal policy)                          44 239 033        7/06/95-7/06/96
         S. Durnwirth - Life (company paid personal policy)                        44 242 359        7/06/94-7/06/95

Commercial Union:
         Auto policy - 1993 LEXUS LS400 SEDAN                    $1,000,000         CXAH12241        1/01/96-1/01/97

Granite State Insurance:
         Virginia workers comp                                   $1,000,000      WC 334-54-48        1/05/96-1/05/97

Continental Insurance Company:
         Crime policy                                            $1,000,000        BNP0024324        1/01/96-1/01/97

Commercial Union insurance:
         General Liability:                                                         AZR488900        1/01/96-1/01/97
            General Aggregate                                    $2,000,000
            Products                                             $2,000,000
            Personal and Advertising                             $1,000,000
            Each Occurrence                                      $1,000,000

Commercial Union Insurance:
         Umbrella:                                                                  PZDZ48220        1/01/96-1/01/97
            General Aggregate                                    $2,000,000
            Products                                             $2,000,000
            Bodily Injury                                        $2,000,000
            Each Occurrence                                      $1,000,000

         Employment agency bond                                                66013002943781        9/28/95-9/28/96

Aetna:
         Fiduciary Responsibility (Profit Sharing Plan)          $  500,000    058FF100882032        6/01/95-6/01/98

National Union Fire Insurance:
         Errors and Omissions                                    $1,000,000           1941232        6/18/95-6/18/96


ROSEMARY SCOTT (branch)

The State Insurance Fund:
         New York workers comp                                   N.Y. State           959601-6     12/14/95-12/14/96
                                                                 Required Limit
ITT Hartford:
         Virginia workers comp                                    $   500,00      77WZ GR 6593       7/21/95-7/21/96

Penn-American Insurance Company:
         General Liability:                                                        PAC 1030665       8/03/95-8/03/96
            General Aggregate                                     $2,000,000
            Products                                              $1,000,000
            Personal and Advertising                              $1,000,000
            Each Occurrence                                       $1,000,000

Copies of all policies provided to the auditors

                                                                  Schedule 3.1.5


                                   LITIGATION


b) Judith Fox Companies, Inc. v. Jim Beck, Inc. - Judgement filing for open accounts receivable in the amount of $4,294.21. Jim Beck, Inc. has filed for bankruptcy.

c) Tax liens and garnishments filed against employees on a ongoing basis in the normal course of operations.

                                                                  Schedule 3.1.6


                              LICENSES AND PERMITS


Business licenses for Albemarle, Chesterfield and Henrico Counties, Virginia.

                                                                 Schedule 3.1.12


                           FIXED ASSETS AND EQUIPMENT


Attachment A -   Fixed assets as of December 31, 1995 per general ledger.

Attachment B -   Fixed asset additions for the period January 1 thru April 30,
                 1996 per charges to the general ledger. Does not include invoices not received as of April 30, 1996.

                                                                 Schedule 3.1.13

                               PROPRIETARY RIGHTS


1. Pending Application for service mark filed with the U.S. Patent and Trademark office for "Judith Fox" (serial number 75-031611).

2. Pending Application for service mark filed with the U.S. Patent and Trademark office for "Judith Fox Training for Growth" (serial number 75-031600).

3.       "Judith Fox Staffing Companies" trade name.

4.       "Judith Fox Staffing" trade name.

5.       "Judith Fox Technical and Professional" trade name.

6.       "Judith Fox Accounting and Finance" trade name.

7.       "Judith Fox Temporaries" trade name.

8.       "Rosemary Scott Temporaries" trade name.

9.       All corporate names and foreign qualifications listed on Schedule
         3.1.1.

10. All of Buyer's rights to software under licensing and other agreements with Caldwell-Spartin Service, Inc.

11. Any and all other Intellectual Property, as defined in the Asset Purchase Agreement, of the Buyer.

                                                                 Schedule 3.1.15

                                 BENEFIT PLANS


1. Incentive Compensation Plan for Jack C. Glashow. (Copy previously provided by Buyer.)

2. Incentive Compensation Plan for Bonnie A. Sugrue. (Copy previously provided by Buyer.)

3. Incentive Compensation Plan for Catherine Homar. (Copy previously provided by Buyer.)

4.       Profit Sharing Plan. (Copy previously provided to Buyer.)

5.       Section 125 Cafeteria Plan. (Copy previously provided to Buyer.)

6. Additional Benefits as listed in the "Employee Benefit Plan" information package. (Copy previously provided by Buyer.)

                                                                 Schedule 3.1.17

                               CUSTOMER CONTRACTS


1. Services Agreement between Signet Bank and Judith Fox Companies, Inc. entered into in July of 1994 pursuant to Confidential Proposal dated June, 1994 (Copy previously provided to Buyer.)

2. Discount and Rebate Arrangement between Sony Music Entertainment and Rosemary Scott Temporaries in accordance with Letter dated January 1, 1996 (Copy previously provided to Buyer.)

3. Value Discount Arrangement between CBS, Inc. and Rosemary Scott Temporaries (Original rate sheet of September 1, 1985, Copy previously provided to Buyer.)